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                                                                   Exhibit 10.13

                                     EMB-145

                      PURCHASE AGREEMENT NUMBER GCT-025/98

                          EMBRAER - EMPRESA BRASILEIRA

                               DE AERONAUTICA S.A.

                                       AND

                                 SOLITAIR CORP.

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                                      INDEX

   ARTICLE

01    -  DEFINITIONS
02    -  SUBJECT
03    -  PRICE
04    -  PAYMENT
05    -  DELIVERY
06    -  CERTIFICATION
07    -  ACCEPTANCE AND TRANSFER OF OWNERSHIP
08    -  STORAGE CHARGE
09    -  DELAYS IN DELIVERY
10    -  INSPECTION AND QUALITY CONTROL
11    -  CHANGES
12    -  WARRANTY
13    -  TECHNICAL ASSISTANCE SERVICES
14    -  SPARE PARTS POLICY
15    -  PUBLICATIONS
16    -  ASSIGNMENT
17    -  RESTRICTIONS AND PATENT INDEMNITY
18    -  MARKETING AND PROMOTIONAL RIGHTS
19    -  TAXES
20    -  APPLICABLE LAW
21    -  ARBITRATION
22    -  JURISDICTION
23    -  TERMINATION
24    -  OPTION FOR THE PURCHASE OF ADDITIONAL EMB-145 AIRCRAFT
25    -  INDEMNITY
26    -  NOTICES
27    -  CONFIDENTIALITY
28    -  INTEGRATED AGREEMENT
29    -  NEGOTIATED AGREEMENT
30    -  COUNTERPARTS
31    -  ENTIRE AGREEMENT
32    -  NO WAIVER
33    -  REPRESENTATIONS AND WARRANTIES


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                                   ATTACHMENTS

"A" - AIRCRAFT SPECIFIC CONFIGURATION, FINISHING AND REGISTRATION MARKS -
      "APPENDIX 1" - TECHNICAL DESCRIPTION

"B" - FERRY EQUIPMENT, SPARE PARTS POLICY AND LIST OF PUBLICATIONS

"C" - WARRANTY CERTIFICATE - MATERIAL AND WORKMANSHIP

"D" - EMB-145 PRICE ESCALATION FORMULA

"E" - DISPATCH RELIABILITY GUARANTEE

"F" - FORM OF AUTHORIZED REPRESENTATIVE APPOINTMENT

"G" - FORM OF WARRANTY BILL OF SALE

"H" - FORM OF GUARANTEE


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                       PURCHASE AGREEMENT N(0) GCT-025/98

THIS AGREEMENT IS ENTERED INTO AS OF THIS ____ DAY OF JUNE, 1998 BY AND BETWEEN EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A. AND SOLITAIR CORP., FOR THE PURCHASE AND SALE OF EMBRAER AIRCRAFT, SERVICES AND RELATED SPARE PARTS.

THIS AGREEMENT SUPERCEDES AND REPLACES (A) PURCHASE AGREEMENT GCT-020/98 DATED MAY 15, 1998, AND (B) LETTER AGREEMENT GCT-021/98, DATED MAY 15, 1998, AS AMENDED BY AMENDMENT NUMBER ONE TO LETTER AGREEMENT, DATED MAY 22, 1998, BOTH OF WHICH HAVE TERMINATED IN ACCORDANCE WITH THE TERMS OF LETTER AGREEMENT GCT-021/98 WITHOUT LIABILITY TO EITHER PARTY. THE SALE COVERED BY THIS AGREEMENT SHALL BE GOVERNED SOLELY BY THE TERMS AND CONDITIONS HEREIN SET FORTH, AS WELL AS BY THE PROVISIONS SET FORTH IN THE ATTACHMENTS HERETO.

THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS AND UNTIL IT IS SIGNED BY AN AUTHORIZED OFFICER OF SOLITAIR CORP. AND EXECUTED BY TWO AUTHORIZED OFFICERS OF EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A.

1.    DEFINITIONS

      For the purpose of this Agreement, the following definitions are hereby adopted:

      a. Actual Delivery Date - shall mean, with respect to each Aircraft, the date on which Buyer obtains title to that Aircraft in accordance with Article 7(c).

      b. Aircraft - shall mean the EMB-145 LR aircraft or, where there is more than one of such Aircraft, each of the EMB-145 LR aircraft, manufactured by Embraer, for sale to Buyer pursuant to this Agreement (for the avoidance of doubt shall include Firm Aircraft and Option Aircraft), according to the Technical Description number TD-145 /010, dated January 1998 (Appendix I) and the Aircraft Specific Configuration, Finishing and Registration Marks described in the Attachment "A" to this Agreement as may be amended from time to time by Buyer at its expense as specified in Article 11. The Preliminary Technical Description and Aircraft Specific Configuration which are contained in Attachment "A" hereto, shall be substituted by Buyer's Aircraft Technical Specification no later than three (3) months prior to the first Aircraft Contractual Delivery Date. The Aircraft is composed entirely of vendor parts and parts manufactured by Embraer and Embraer subcontractors,


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            and the parts manufactured by Embraer and Embraer subcontractors shall have Embraer part numbers.

      c. Agreement - shall mean this Purchase Agreement No. GCT-025/98, its Attachments, and any Letter Agreement between the Parties executed on the date hereof.

      d. Business Day - shall mean days on which the banks in each of New York, New York, United States and Sao Paulo, and Sao Jose dos Campos, S.P. Brazil are open for the normal transaction of business.

      e. Basic Price - shall mean the Aircraft total price, effective on the date of execution of this Purchase Agreement contained in Article 3
            (a)(1) or, in case of revision thereof, on the date of its revision.

      f. Buyer - shall mean SOLITAIR CORP., a Delaware corporation with its principal place of business at 411 West Putnam Avenue, Greenwich, CT 06830, United States or its assignee pursuant to Article 16 hereof.

      g. Contractual Delivery Date - shall mean the delivery dates referred to in Article 5 of this Agreement.

      h. CTA - shall mean the Aerospace Technical Center of the Brazilian Ministry of Aeronautics.

      i.    Designated Operator or "DO" - shall have the meaning specified in
            Article 16 hereof.

      j. Embraer - shall mean EMBRAER - Empresa Brasileira de Aeronautica S.A., a Brazilian corporation with its principal place of business at Av. Brigadeiro Faria Lima, 2170 - Putim, Sao Jose dos Campos, Sao Paulo, Brazil.

      k. FAA - shall mean the Federal Aviation Administration of the United States of America.

      l. Firm Aircraft - shall have the meaning specified in Article 2.a hereof.

      m. Initial Provision List or "IPL" - shall have the meaning specified in Article 2.b hereof.

      n. Option Aircraft - shall have the meaning specified in Article 2.a hereof.

      o.    Parties - shall mean Embraer and Buyer.

      p. Purchase Price - shall mean the Aircraft total price, effective on the relevant Aircraft Contractual Delivery Date, resulting from the application of the Escalation Formula contained in Attachment "D" pursuant to the terms hereof.


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      q.    Services - shall mean technical assistance services, as specified in
            Article 13 herein.

      r. Spares - shall mean line replaceable units, spare parts and ground support equipment, except engines, available for purchase through Embraer, to be selected and acquired by Buyer through the initial provisioning list agreed to by the Parties and provided pursuant to
            Article 2.b. (the "IPL").

2.    SUBJECT

      a.    Embraer shall sell and Buyer shall purchase and take delivery of ten
            (10) Aircraft ("Firm Aircraft") and, if Buyer so elects, up to twenty (20) option Aircraft ("Option Aircraft") upon the terms and conditions contained in this Agreement.

      b. Embraer shall sell, and Buyer shall acquire, Spares for each of the Aircraft. Buyer shall inform Embraer at least six (6) months prior to the Contractual Delivery Date of the Spares for each Aircraft selected from IPL for such Aircraft and such Spares shall be delivered in accordance with Article 5.b.

      c.    Embraer shall render the Services as specified in Article 13.

3.    PRICE

      a. Buyer agrees to pay Embraer, subject to the terms and conditions of this Agreement, in United States dollars, the following prices:

            1.    The Aircraft Basic Price of [*]

            2. Buyer shall have in its sole discretion the right to purchase up to [*]

            [*]Embraer of the list of Spares selected by Buyer from the IPL.

      b.    The Services are to be provided [*]

      c. The Aircraft Basic Price [*]. Such price as escalated shall be the Aircraft Purchase Price and [*]

4.    PAYMENT


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      The prices specified in the previous Article shall be paid in cash, by means of a wire transfer, on each Business Day specified below by Buyer as follows for Firm Aircraft:

      a.    Aircraft

            1. An initial deposit of [*] United States dollars) per Aircraft [*] in total) is due and payable within one (1) Business Day after signature of this Agreement.

            2. A [*] progress payment of each Aircraft Basic Price, less a credit of [*] per Aircraft based upon payment pursuant to
                  Article 4.a.1 is due and payable eighteen (18) months prior to each relevant Aircraft Contractual Delivery Date.

            3.    [*]

            4.    [*] prior to each relevant Aircraft Contractual Delivery
                  Date.

            5. The difference between [*] and the amounts previously paid pursuant to items "a.1" through "a.4" above, is due and payable [*] of each relevant Aircraft.

            6. The balance of each Aircraft Purchase Price, shall become due and payable upon acceptance of each relevant Aircraft by Buyer.

      b.    Spares:

            1. [*] or the date of delivery of the Spares calculated in accordance with Article 5.b, and in no event later than the Aircraft Contractual Delivery Date if the Buyer fails to select Spares within the time provided for in Article 2.b.

            2. [*] shall become due and payable upon delivery of the Spares items as set forth in Article 5.b.

      c.    Late Payments and Termination for Failure to Make Payments:

            Interest will accrue at a Rate of [*] per month or any part thereof on any amount not paid to Embraer as set forth in
            Article 4.a and 4.b above from the date on which such payments should have been made or as set forth therein until the actual receipt by Embraer of such amounts. However, if the late payment is a


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            deposit or progress payment required by items "a" or "b" above for any Aircraft or Spares, Embraer shall grant Buyer a three (3) Business Day grace period within which to make the required payment and shall refrain from sending out the notice referred to below in this item "c" for the three (3) Business Day grace period. Such grace period shall apply only to the first late deposit or progress payment by Buyer under this Agreement. Such grace period shall under no circumstances apply to payments due pursuant to Articles 4.a.6 and 4.b.2. If Buyer fails a second time to make any deposit or progress payment for any Aircraft or Spares, Embraer shall be entitled to exercise its right pursuant to this item "c" without waiting for the expiration of the above referenced three (3) Business Day grace period. In the event Embraer does not receive any payment required by Articles 4.a and 4.b within ten (10) Business Days after Buyer receives written notice from Embraer of its failure to receive the payment, Embraer shall have the right to terminate this Agreement as to the relevant Aircraft or in its entirety in accordance with Article 23.c. Furthermore in the event any payment referred to in Articles 4.a and 4.b is not made when required, and Embraer has not terminated the Agreement in accordance with this
            Article 4.c and the Buyer fails to provide to Embraer, within ten
            (10) Business Days after the Embraer notice referred to herein, the federal reserve wire transfer number for the payment in question and issued on or before the day such payment was due, Buyer shall also pay Embraer, [*] in accordance with Article 23.c or through and including ten (10) Business Days after such payment is due, whichever is shorter.

5.    DELIVERY

      a. AIRCRAFT: Subject to payment in accordance with Article 4 and the provisions of Articles 4, 7 and 9, the Aircraft shall be offered for delivery by Embraer to Buyer, by means of a notice, for inspection, acceptance and subsequent delivery in F.A.F. (Fly Away Factory) condition, at Sao Jose dos Campos, State of Sao Paulo, Brazil, according to the following schedule. Under no circumstances shall Buyer be obligated to accept Aircraft 1 or 2 more than three (3) Business Days prior to the Contractual Delivery Date. Under no circumstances shall Buyer be obligated to accept Aircraft 3 through 10 more than seven (7) Business Days prior to the Contractual Delivery Date.

                FIRST  AIRCRAFT            April 30, 1999
                SECOND AIRCRAFT            June 30, 1999
                THIRD AIRCRAFT             August 31, 1999
                FOURTH AIRCRAFT            November 30, 1999
                FIFTH AIRCRAFT             January 31, 2000
                SIXTH AIRCRAFT             March 31, 2000
                SEVENTH AIRCRAFT           May 31, 2000


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                EIGHTH AIRCRAFT            July 31, 2000
                NINTH AIRCRAFT             September 30, 2000
                TENTH AIRCRAFT             November 30, 2000

            The above dates are hereafter referred to as the Contractual Delivery Dates and with respect to the Aircraft, Aircraft Contractual Delivery Dates.

      b. SPARES: Subject to receipt by Embraer of the list of Spares selected by Buyer from the IPL in accordance with Article 2.b, such items shall be delivered by Embraer to Buyer in F.C.A. (Free Carrier - INCOTERMS 1990) condition, at Sao Jose dos Campos, State of Sao Paulo, Brazil, or at any other port of clearance that Embraer may identify to Buyer. The provision of Spares for each Aircraft shall be delivered on the relevant Aircraft Actual Delivery Date. Should Buyer not inform Embraer of Spares items selected by Buyer within the schedule set forth in Article 2.b., the Spares shall be provided to Buyer in F.C.A. condition, at the same places above mentioned, one hundred eighty (180) days after such Spares are selected by Buyer. However, Buyer must supply such list of Spares to Embraer no later than the relevant Aircraft Contractual Delivery Date.

6.    CERTIFICATION

      On the Actual Delivery Date of an Aircraft, the EMB 145-LR aircraft shall have valid and effective type certificates issued by the CTA and FAA. The Aircraft shall also be delivered to Buyer with an export certificate of airworthiness issued by CTA complying with the requirements of FAA regulation ("FAR") Part 25 and the requirements of the FAA. The condition of the Aircraft on delivery and the documentation delivered with the Aircraft, including the above mentioned export certificate of airworthiness, shall be sufficient to enable Buyer to obtain an FAR Part 25 certificate of airworthiness for the Aircraft. Subject to the above, it shall be Buyer's responsibility to obtain such certificate of airworthiness for the Aircraft, at Buyer's sole expense, although Embraer will provide assistance if requested to do so, at Buyer's cost. Embraer shall also provide, with Buyer's assistance, a Brazilian export license for the export of the Aircraft from Brazil, if required.

7.    ACCEPTANCE AND TRANSFER OF OWNERSHIP

a. Unless Embraer notifies Buyer otherwise, the Aircraft shall be delivered in accordance with the provisions and schedules specified in Article 5 herein. Embraer shall give Buyer fifteen (15) days advance notice of the date on which Embraer considers that each Aircraft will be ready for delivery in the condition specified herein. Upon successful completion of ground and flight tests performed by Embraer, Buyer will receive a confirmation from Embraer of the day that the Aircraft concerned is ready for inspection and will provide Buyer within three (3) Business Days notice of the date of such inspection.

b. Buyer shall be allowed a reasonable period of time to conduct a ground inspection and an acceptance flight or flights, if necessary ("Inspection") of each Aircraft prior


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      to its delivery. All costs including fuel, pilot, and insurance for the
      Aircraft's acceptance flight will be provided by Embraer ("Inspection Costs"). After such acceptance flight and if Buyer accepts the Aircraft in accordance with this Article 7, each Aircraft will be delivered by Embraer to Buyer in accordance with Article 6 hereof with its fuel tanks full.

      c. Buyer shall accept the Aircraft provided, in the reasonable determination of Buyer, the Aircraft meets the terms and conditions of this Agreement. Immediately after such acceptance, Buyer shall make the payments due, if any, according to Article 4 and accept delivery of such Aircraft, whereupon good and marketable title and risk of loss will be transferred to Buyer and Buyer shall execute the necessary title and risk transfer documents required in order to effect title transfer, including but not limited to an FAA form Bill of Sale and a Warranty Bill of Sale substantially in the form attached hereto as Schedule G. However, in the event of a declared strike at Embraer of relevant Embraer personnel, or a declared strike of relevant Buyer personnel, Buyer shall not be required to accept the Aircraft as provided for herein until three (3) Business Days after Embraer or Buyer provides notice that such strike has terminated.

      d. If Buyer declines to accept an Aircraft after its Inspection because the Aircraft failed to meet the terms of this Agreement, Buyer shall immediately give Embraer notice of all specific reasons for such refusal and [*], commencing on the first Business Day after receipt of such notice, to take all necessary actions at no cost to Buyer in order to resubmit the Aircraft to Buyer for re-inspection.

      e. Buyer shall inspect the Aircraft, as provided for in Article 7.b., within [*] after receipt of notice from Embraer that all necessary actions were taken ("Reinspection"). All costs of such Reinspection shall be borne by Embraer. This period as well as the one mentioned in item "d" above shall not be considered as part of the thirty (30) day grace period provided for in Article 9.b.1.

      f. Embraer shall ensure that the Spares for each Aircraft are available for inspection by Buyer on or before the date of delivery in accordance with Article 5.b. and shall notify Buyer of such availability. Buyer shall be allowed to inspect the Spares to be delivered in connection with each Aircraft. If Buyer finds such Spares acceptable, Buyer shall be entitled, but not obligated, to inspect the packing process, and if such an inspection is conducted, Buyer shall thereupon give Embraer notice of acceptance and receipt of Spares in question, after which notice Embraer shall not be responsible for shortages or have any liability in regard to any claim or demand whatsoever, from Buyer, with respect to such provision and Buyer shall be deemed to have waived any of its rights with respect to such delivery except for warranty claims submitted pursuant to Attachment C. If Buyer reasonably rejects one or more of the Spares during such inspection as not conforming to this Agreement, Embraer shall replace at Embraer's cost such rejected Spare or Spares with Spares which are in conformity to the Agreement. Buyer's failure, including but not limited to Buyer's refusal to perform the inspection or acceptance of all their


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            Spares after being notified of their availability by Embraer, shall not prevent Embraer from delivering such Spares direct to Buyer in accordance with Article 5.b. In the event that Buyer does not inspect the packing process as provided for herein, it shall have fifteen (15) Business Days to inspect the Spares after Buyer's receipt of such Spares and serve Embraer with written notice of acceptance or rejection of such Spares. If Buyer fails to issue the notice within such fifteen (15) days or provide Embraer with a shortage claim, it shall be deemed to waive any shortage claims.

      g. Should Buyer fail to comply with the procedures specified in any of the preceding items 7 (a) through 7 (e), Embraer shall not be held liable for any delays in delivery resulting from such failure.

      h. Should Buyer not perform its obligations in accordance with items 7(a) through 7(e) hereof within ninety (90) calendar days to be computed from the notification specified in item "a" above, Embraer shall be entitled to either terminate this Agreement with respect to such Aircraft, pursuant to Article 23.c. or, at its sole discretion, re-negotiate the terms of this Agreement with respect to such Aircraft with Buyer. If Buyer wrongfully fails to perform its obligations in accordance with items 7(a) through 7(e) hereof, at any subsequent time, Embraer shall be entitled to terminate this Agreement with respect to all unaccepted or undelivered Aircraft or related Spares pursuant to Article 23.c. below.

      i. Buyer shall be permitted to delegate its duties in this Article 7 and in Article 5 as to the physical Inspection, Reinspection, and acceptance and delivery of the Aircraft and Spares to its authorized representative in the form attached hereto as Schedule F.

      j.    [*]


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            [*]

8.    STORAGE CHARGE

      a.    [*]

            1. Buyer's failure to perform Inspection or Re-inspection of an Aircraft, per the date or time period specified in writing by Embraer, according to Article 7.

            2. Buyer's acceptance of an Aircraft when Buyer defaults in the fulfillment of any payment due and in taking title to such Aircraft immediately thereafter.

            3. Buyer's failure within one (1) Business Day after title transfer to remove an Aircraft from Embraer's facilities.

                  Storage charges shall end on the earlier of i) Buyer's and Embraer's agreement to end such storage charge, ii) removal of the relevant Aircraft from Embraer's facilities or iii) in the event this Agreement with respect to such Aircraft is terminated in accordance with Article 23.

                  If however, Buyer notifies Embraer in writing ten (10) days in advance of its expected delay in the performance of its obligations set forth in this Article 8, the storage charge shall commence on the fifteenth (15th) day after the occurrence of the events set forth in this Article 8.a.

      b. In the event that an Aircraft Contractual Delivery Date must be extended by Embraer from that which is designated in Article 5, due to Buyer's failure to perform any action or provide any information contemplated by this Agreement other than the ones specified in the preceding items, and the Aircraft otherwise was to be delivered on the Contractual Delivery Date, the storage charge shall commence on the fifteenth (15th) day after the Contractual Delivery Date relative to such Aircraft.


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      c.    Buyer shall pay the storage charge set forth in Article 8.a. and
            8.b., as applicable, per each month of delay or part thereof, within five (5) Business Days after the presentation of each invoice by Embraer.

9.    DELAYS IN DELIVERY

      a.    EXCUSABLE DELAYS:

            1. Embraer shall not be held liable or be found in default for any delays in the delivery of an Aircraft or any Spares or in the performance of any act to be performed by Embraer under this Agreement, resulting from the following events or occurrences, hereinafter referred to as "Excusable Delays":
                  (a) force majeure (including, but not limited to, war or state of war, civil war, insurrection, fire, accident, explosion, flood, act of government or governmental priorities (other than acts of the Government of Brazil acting in its capacity as a shareholder of Embraer), requisition, strike, labor troubles), (b) any delay to the extent resulting from any failure by Buyer to perform any action or provide any information contemplated by this Agreement.

            2. Within [*] after the occurrence of any of the above mentioned events which constitute causes of Excusable Delays in delivery of an Aircraft or any Spares or in the performance of any act to be performed by Embraer under this Agreement, Embraer shall send a notice to Buyer, with a requested acknowledgment of receipt, including a description of details involved and an estimate of the effects expected upon the timing of the performance of its contractual obligations.

            3. Any such delays shall extend the time for delivery of an Aircraft or Spares by the same number of days required for the cause of delay to be remedied. Embraer undertakes to use all commercially reasonable efforts whenever possible to avoid or remove any such cause of delay and to minimize its effect on the Contractual Delivery Date of an Aircraft or Spares.

            4. If the cause of such Excusable Delay is such as to last longer than three hundred (300) days or to render the performance of this Agreement impossible, then Buyer shall have the option to terminate this Agreement without liability to either party, in accordance with Article 23.b.

      b.    NON-EXCUSABLE DELAYS:


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            1.    If the delivery of an Aircraft or Spares is delayed, not as a result of an Excusable Delay, by more than [*] after the Contractual Delivery Date for such Aircraft or, in the case of Spares, the date for delivery as agreed between the Parties in accordance with Article 5.b., Buyer will be entitled to elect to receive in accordance with item "b.3" below from Embraer liquidated damages as compensation for such delay equal to [*], up to the date that the Aircraft is ready for delivery and available to Buyer by means of confirmation of the successful completion of ground and flight tests performed by Embraer, to be provided per Article 7.a, it being understood that such liquidated damages will not, in any event, [*] and that it will only be due and payable by Embraer to Buyer after Buyer pays to Embraer the total Aircraft Purchase Price and/or Spares items price as applicable. Such liquidated damages shall be paid at Buyer's option in cash or in the form of a credit for spare parts or other Embraer-provided services.

            2. The grace period of [*], or part thereof, granted by Buyer to Embraer as mentioned herein shall prevail if Embraer provides notice to Buyer advising the expected delay, provided that such notice shall be issued to Buyer [*] prior to the relevant Aircraft Contractual Delivery Date, or in the case of Spares, [*] prior to the date of delivery as agreed between the Parties in accordance with Article 5.b. The grace period shall be reduced by the same number of days Embraer delays the issuance of said notice beyond such [*].

            3. If, with respect to a delayed Aircraft or Spares, Embraer does not receive notice for liquidated damages as mentioned in item "b.1" above, from Buyer within one hundred and twenty (120) days after the Delivery Date of such Aircraft, or in the case of Spares, the date of delivery as agreed between the Parties in accordance with Article 5.b., Buyer shall be deemed to have fully waived its right to such liquidated damages.

            4. If as a result of a Non-Excusable Delay, the delivery of any Aircraft will be delayed to a date beyond the Contractual Delivery Date or any revised date previously agreed to in writing by the parties, the price escalation formula set forth in Attachment D will not apply with respect to the days constituting the delay.

            5. Embraer hereby acknowledges that the schedule by which the Aircraft and Spares are to be delivered as set forth in
                  Article 5 hereof, was a material inducement to Buyer to enter into this Agreement. Consequently, it hereby represents and warrants to Buyer that in the event of a nonexcusable delay by Embraer, Buyer's delivery positions will not be unfairly prejudiced relative to the delivery positions of any other
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                  EMB-145 aircraft, by Embraer having declared a Nonexcusable
                  Delay in accordance with this Agreement. If Buyer's delivery positions are unfairly prejudiced for less than 15 days relative to any other Purchaser's delivery positions, such delay shall not be considered a breach of this Article 9.b.5. In the event of Seller's breach of the representation and warranty provided for herein, Buyer may terminate this Agreement in accordance with Article 23.b.1. and/or may seek damages for Embraer's breach in accordance with Article 23.a.

      c.    DELAY DUE TO LOSS OR STRUCTURAL DAMAGE TO THE AIRCRAFT:

            Should any Aircraft be destroyed or damaged before acceptance by the Buyer to the extent that it becomes commercially useless, Buyer may, at its sole discretion take a replacement Aircraft under the same terms and conditions of this Agreement at a later delivery date to be agreed by the Parties. Within three (3) months after such loss, Embraer will provide Buyer with a new delivery date for a replacement Aircraft. If Buyer in its sole discretion rejects the new delivery date after further consultation with Embraer on scheduling the delivery of the Aircraft, it may terminate this Agreement with respect to such Aircraft and the Spares to be delivered with such Aircraft, by notice to Embraer given in accordance with Article 25, without any liability to either party and Embraer will return all deposits and progress payments paid with respect to such terminated Aircraft to Buyer within five (5) Business Days after Embraer receives the notice referred to above with interest at the [*] commencing on the date such deposits and progress payments were paid to Embraer. In the event Embraer fails to return the deposits and progress payments with accumulated interest to Buyer as provided for herein, Embraer should also pay to Buyer additional interest of [*] on such outstanding amounts not paid by Embraer from the date on which such payments should have been made until receipt by the Buyer.

10.   INSPECTION AND QUALITY CONTROL

      a. Buyer is hereby permitted to have one or more authorized representatives at Embraer's facilities for a period commencing three (3) months prior to the Contractual Delivery Date of each Aircraft in order to assure that the Aircraft, Spares and Services were developed in accordance with the procedures specified in this Agreement and according to all applicable quality control standards. Buyer may communicate its concerns as to the production of the Aircraft and Spares to Embraer.

      b. Buyer shall communicate to Embraer the names of its authorized representatives, by means of notice, at least fifteen (15) days prior to the arrival of the authorized representatives, provided written notice is given to Embraer fifteen (15) calendar days prior to effectivity.


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      c.    Such representatives may also be authorized to sign the acceptance and transfer of title and risk documents and accept delivery of the Aircraft and Spares pursuant to Article 7.

      d. With respect to this Article 10, Embraer shall provide for use in accordance with the Agreement at no cost to Buyer, communication facilities (telephone and facsimile) for Buyer's authorized representatives, as well as the necessary tools, measuring devices, test equipment and technical assistance as may be necessary to perform acceptance tests.

      e. Buyer's authorized representatives shall observe Embraer's administrative rules and instructions while at Embraer's facilities, and Buyer's representatives will be provided with all appropriate rules and regulations upon arrival.

      f. Buyer's authorized representatives shall be allowed exclusively in those areas related to the subject matter hereof and Buyer agrees to hold harmless Embraer from and against all and any kind of liabilities in respect to such representatives, for whom Buyer is solely and fully responsible under all circumstances and in any instance except to the extent caused by the gross negligence or willful misconduct of Embraer, its officers, directors, employees or agents.

11.   CHANGES

      a. At delivery each Aircraft will comply with the standards defined in Attachment "A" and shall incorporate all modifications which are classified as Airworthiness Directives (AD's) mandatory by CTA or FAA and shall also at Delivery incorporate any change agreed upon by Buyer and Embraer in accordance with this Article 11.

      b. All the specified tray-mounted avionic equipment installed in the Aircraft shall be of the latest modification standard made available to Embraer by the relevant vendor at such time as not to violate the delivery schedule of the Aircraft. All other parts will be of the latest modification standard available at the moment of scheduled installation in the Aircraft.

      c. Embraer may make changes in the design of the Aircraft, the definition of which and its respective classification shall be in compliance to the Aircraft type specification, as follows:

            1. MINOR CHANGES: defined as those modifications which shall not adversely affect the Aircraft in any of the following:

                  o     Performance, weight or balance;
                  o Structural strength, flight qualities, operation and/or characteristics;
                  o Interchangeability of parts reasonably defined by Embraer as interchangeable;


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                  o     Aircraft delivery, delivery dates, and prices;
                  o     Operational safety;
                  o     Ease of maintenance;
                  o     Noise and environmental control

            2. MAJOR CHANGES: defined as those modifications which affect at least one of the topics mentioned in item "c.1." above.

      d. Embraer shall have the right, without the prior consent of Buyer, to make Minor Changes, as referred to in item "c.1" above, in the design of the Aircraft. The costs of any such changes shall be borne by Embraer.

      e. Major Changes as referred to in item "c.2." above which are classified as AD's mandatory by CTA and or FAA shall be conveyed to Buyer by means of Service Bulletins, approved by said authorities. Incorporation of such Service Bulletins in all Aircraft and Spares yet to be delivered to Buyer will be made by Embraer at Embraer's own costs, in a commercially reasonable period of time. Incorporation of Service Bulletins in Aircraft and Spares delivered to Buyer shall be made by Buyer at its own cost but for Service Bulletins which are issued arising from mandatory AD's issued by the FAA or CTA and which relate to defective parts which are identified by an Embraer part number ("Embraer AD's"). Such Embraer AD's shall be provided to Buyer in accordance with the warranty period provided in Attachment C. When flight safety is affected, such changes will be immediately incorporated.

            Whenever warranty coverage is not available or applicable, item "e" of this Article 11 shall apply. No indemnification shall be due by Embraer for the down-time of the delivered Aircraft needed for the incorporation of any such changes but for delays caused by the incorporation of Embraer AD's. In the event of delay caused by incorporation of Embraer AD's, Embraer shall be responsible for liquidated damages in accordance with Article 9.b (and the price escalation formula as set forth in Attachment D shall not apply with respect to any delay occasioned by the need to incorporate an AD).

            Embraer shall not be held liable for any delays in the Aircraft Contractual Delivery Date resulting from the execution of any change classified as mandatory by CTA or FAA when the Aircraft shall have already passed the specific production stage affected by the incorporation of said change. In the event that an AD is issued by the CTA or FAA prior to delivery with a terminating action date after delivery of the relevant Aircraft and Embraer has a solution for implementation of such AD prior to delivery and such implementation will not alter the delivery date of such Aircraft, Embraer will use commercially reasonable efforts to incorporate such AD prior to delivery of the relevant Aircraft .

      f. Major Changes (other than those which are AD's mandatory per item "e" above), any change developed by Embraer as product improvement, and any change requested by Buyer which are either Major or Minor , including those changes required by FAA


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            as a consequence of alterations, amendments and/or innovations of its present airworthiness regulations which are in effect subsequent to the date of the Agreement but before an Aircraft Delivery Date and which are applicable to all aircraft in general as the all aircraft of the same category as the Aircraft, shall be considered as optional and, pursuant to Buyer's request, the corresponding cost proposals shall be submitted by Embraer to Buyer for consideration and approval. Should Buyer not approve any such change, it shall not be incorporated in the Aircraft.

      g. Any change made by Embraer in accordance with the preceding items which affects the provisions of Attachment "A", shall be incorporated in said Attachment by means of an amendment. The amendment shall be submitted to Buyer for signature thirty (30) days prior to the relevant Aircraft Contractual Delivery Date, a copy of which shall be received by Embraer, duly signed, prior to such Aircraft Actual Delivery Date.

      h. Except as it relates to AD's made mandatory by CTA or FAA which do not materially affect the performance of the Aircraft and Minor Changes, should an Aircraft not comply with the terms and conditions of Attachment "A", Buyer shall be entitled to either terminate this Agreement with respect to that relevant Aircraft, pursuant to
            Article 23.d, or, at its sole discretion, renegotiate the terms and conditions of this Agreement with Embraer.

12.   WARRANTY

      The Aircraft and Spares will be warranted in accordance with the terms and conditions specified in Attachment "C". The warranty may not be assigned except as permitted therein or by Article 16.

13.   TECHNICAL ASSISTANCE SERVICES

      a. Familiarization and technical support programs specified below are being offered at no charge to Buyer unless otherwise specified, except for the expenses involved with travel and lodging of Designated Operator's trainees, which shall be borne by Buyer or Designated Operator (as defined in Article 16). Such familiarization and technical support programs shall be in accordance with Embraer's training syllabus.

      b. Notwithstanding the use of the term "training" in this Article 13 or in the Agreement, the intent of the Services is solely to familiarize a Designated Operator's pilots, mechanics, employees or representatives, duly qualified per the governing body in the United States of America, with the operation and maintenance of the Aircraft. It is not the intent of Embraer to provide basic training ("Ab-initio") to any representatives of a Designated Operator.

      c. The Services, as applicable, shall be provided prior to the last Aircraft Actual Delivery Date as shall be agreed upon by Buyer and Embraer and in accordance with Article 7.j. herein. Each Designated Operator must give notice to Embraer


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            one-hundred and twenty (120) days in advance of Designated
            Operator's expected training schedule. Should Buyer or a Designated Operator not take all or any portion of the Services on or before the delivery of Buyer's last Aircraft, Buyer and the relevant Designated Operator shall be deemed to have fully waived their rights to such service. No other penalty or indemnity shall be due from Embraer in this case.

      d. All Services shall be provided by Embraer or its qualified designated representative at Embraer's facilities at Fort Lauderdale, Florida, USA, or at such other location as Embraer shall reasonably designate in the United States, except that flight training may also be designated by Embraer to occur in Brazil if it cannot reasonably occur in the United States.

      e.    The Services in regard to the Firm Aircraft shall include:

            1. One (1) Pilot Familiarization Program for up to [*] pilots of the Designated Operator's pilots per Firm Aircraft including ground familiarization as regards Aircraft systems, weight and balance, performance and normal/emergency procedures; Flight simulator training in accordance with Designated Operator's approved Flight Operations Training Program, up to, but not exceeding the equivalent training in Level C simulator.

            2. One (1) Maintenance Familiarization Course for up to [*] qualified mechanics of the Designated Operator's mechanics per Firm Aircraft. This course shall consist of classroom familiarization with Aircraft systems and structures and shall be in accordance with ATA specification 104, level III.

            3.    One (1) Flight Attendant Familiarization Course for up to
                  [*] of Designated Operator's flight attendant representatives per Firm Aircraft. This course shall consist of classroom familiarization, including a general description of Aircraft and systems to be used by flight attendants if requested, Embraer may demonstrate procedures described in the classroom, subject to Buyer's Aircraft availability.

            4. [*] Embraer technical [*] selected by Embraer in its sole discretion shall be assigned to stay at the main maintenance base of the first Designated Operator in the United States in order to assist and advise such Designated Operator on Aircraft maintenance during its initial operation and to act as liaison between such first Designated Operator and Embraer. The presence of Embraer's technical representative in the maintenance base of such first Designated Operator shall be free of charge for the first [*] after the first Actual Aircraft Delivery Date. Thereafter, every time Buyer requests the placement of an Embraer technical representative at a Designated Operator's installations, Embraer will charge Buyer for any such Designated Operator according to Embraer's


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                  price list per month per each such Embraer's technical
                  representative's presence.

                  At no charge to Embraer, Buyer shall insure and require the Designated Operator to provide such representative with reasonable communication facilities (telephone and facsimile) as well as office space and facilities at the main maintenance base of the Designated Operator. Buyer shall also cause the Designated Operator to (a) arrange all necessary work permits and airport security clearances required for Embraer employees, to permit the accomplishment of the services mentioned in this item "4", in due time; and (b) obtain all necessary custom clearances both to enter and depart from the United States for Embraer's employees and their personal belongings and professional tools. During the stay of the Embraer's technical representative at the Designated Operator's base, Buyer shall cause the Designated Operator to permit access to the maintenance and operation facilities as well as to the data and files of Designated Operator's fleet of aircraft to the extent necessary to perform its obligations hereunder. Embraer will sign an appropriate confidentiality undertaking relating to materials made available to its representatives. Buyer shall cause the Designated Operator to make available at the office designated for the technical representative, one (1) set of updated Technical Publications referred to in Article 15, and it shall be Designated Operator's responsibility to perform the revision services in order to maintain such publications updated during the technical representative's stay at Designated Operator's base. Buyer shall bear all expenses related to the transportation, board & lodging of Embraer representative when such representative shall render the services specified herein in any place other than the first Designated Operator's main maintenance base.

                  Without a previous written authorization from Embraer, Embraer technical representatives shall not participate in test flights or flight demonstrations. If Designated Operator obtains such authorization, Designated Operator shall include the technical representative in Designated Operator's insurance policy. Embraer reserves the right to stop the services mentioned in this item "4", should any of the following situations occur at Designated Operator's base: a) there is a declared strike in progress; b) war or war like operations, riots or insurrections; c) any condition which is dangerous to the safety or health of Embraer's employee; or d) the government of the United States refuses permission to Embraer's employee to enter the country.

      f. If Buyer or Designated Operator elects not to take all or any portion of the Services, no refund or other financial adjustment of the Basic Price will be made, since such Services are offered free of charge as referred to in item "b" of Article 3 of the Agreement, unless the Service is being charged by Embraer as specified in paragraph e.4 above. Any other additional services shall depend on subsequent agreement and shall be charged by Embraer accordingly, except


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            that Embraer further agrees, in addition to the Services as described above, to provide each Designated Operator, at such Designated Operator's expense, a customized product support package to meet such Designated Operator's need at service entry.

      g. Buyer and the Designated Operator's authorized trainees and representatives at Embraer's facilities shall be allowed exclusively in those areas related to the subject matter hereof and Buyer agrees to, and to cause the relevant Designated Operator to, hold harmless Embraer from and against all and any kind of liabilities in respect of such trainees and representatives for whom Buyer and Designated Operator, as the case may be, are solely and fully responsible under all circumstances, except to the extent caused by the gross negligence or willful misconduct of Embraer, its employees or agents.

14.   SPARE PARTS POLICY

      Embraer guarantees the supply of spare parts and ground support equipment for the Aircraft in accordance with Section 2 of Attachment "B" for a period of [*] Such spare parts and ground support equipment shall be supplied according to the prevailing availability, sale conditions, delivery schedule and effective price on the date of acceptance by Embraer of the purchase order. The spare parts and ground support equipment may be supplied either by Embraer or through its subsidiaries or branch offices located abroad.

15.   PUBLICATIONS

a. AIRCRAFT PUBLICATIONS - Embraer shall supply, at no cost to Buyer, copies of operational and maintenance publications applicable thereto, in the English language and in the quantities as specified in item "3" of Attachment "B". Such publications are issued under the applicable specification and are available in hard copies. The revision service for these publications is provided, free of charge, including mailing services (except for air cargo shipping), for the first [*] Such publications will be delivered together with the Aircraft.

      If requested by Buyer, one (1) set of basic publications (not reflecting Buyer's Aircraft configuration) may be supplied earlier, at a time and location to be agreed upon by the Parties, but in no event before four (4) months prior the delivery of the first Aircraft.

b. VENDOR ITEMS PUBLICATIONS - With respect to vendor items installed in the Aircraft which have their own publications, Buyer will receive them in the quantity specified in item "3" of Attachment "B", in their original content and printed form, directly from the suppliers, which are also responsible to keep them continuously updated through a direct communication system with Buyer.


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16.   ASSIGNMENT AND GUARANTEE

      a. Provided the warranty provisions in Article 12, 13, 14, 15 and Attachment B and C are still effective in accordance with their terms, then after Delivery of an Aircraft and Spares, Buyer may lease, sell or otherwise transfer the Aircraft and Spares to one or more air carriers (whether certificated or not and whether based in the United States or any other country) or to any other entities, (but for entities or air carriers which are owned, effectively controlled or managed by or to any other airframe manufacturer which competes in the thirty seven (37) to seventy (70) seat turbo jet market) (collectively referred to as "Transferees", and individually, together with each Other Transferee (as defined below), a "Designated Operator") and in connection with such leases, sales, or transfers Buyer may assign Buyer's rights pursuant to Articles 12, 13, 14, 15 and Attachments B and C with respect to the relevant Aircraft and Spares to such Transferees provided that Buyer notifies Embraer of the identity of such Transferees at least thirty
            (30) calendar days prior to such transaction and provides Embraer with prior written notice of any events under such agreement that would cause any rights thereby assigned to revert to Buyer under such agreement. In the event such Transferees or Other Transferees (as defined below) subsequently transfer the Aircraft and Spares, any Transferees' or Other Transferees' rights which remain pursuant to Articles 12, 13, 14, 15 and Attachments B and C with respect to the relevant Aircraft and Spares may also be transferred with respect to the relevant Aircraft to any other entity (but for entities or air carriers which are owned, effectively controlled or managed by any other airframe manufacturer which competes in the thirty seven (37) to seventy (70) seat turbo jet market) ("Other Transferees") provided that the Transferees or Other Transferees notify Embraer of the identity of such other entity at least sixty
            (60) calendar days prior to such transaction and provide Embraer with prior written notice of any events under such agreement that would cause any rights thereby assigned to revert to Transferees or Other Transferees under such agreement.

      b. Before Delivery Buyer may assign any or all of its rights under this Agreement to purchase any one or more of the Aircraft and Spares to any one or more non-Brazilian majority owned subsidiaries of Buyer, or non-Brazilian affiliates of Buyer or Wexford Management LLC which as of the date of such assignment are effectively managed by Buyer or Wexford Management LLC; provided that Buyer guarantees the payment obligations of such assignee in the form attached hereto as Attachment H. Buyer may also assign, sell, transfer or dispose of any or all of its rights and obligations to a financing institution reasonably approved by Embraer, considering the size of the proposed financing relative to the creditworthiness of the financing institution, when such disposition is made in connection with the initial financing of the progress payments or the final payments required under this Agreement. Buyer may request, and Embraer will take, any action reasonably necessary for the purpose of causing an Aircraft and

            Spares at the time of delivery to be subject to an equipment trust conditional sale, lien or other arrangement for the initial financing of the Aircraft and Spares.

      c. Except as expressly permitted by this Article 16, Buyer's rights and obligations hereunder may not be assigned, conveyed, subcontracted, transferred or delegated, without Embraer's prior written consent.

17.   RESTRICTIONS AND PATENT INDEMNITY

      This sale does not include the transfer of designs, copyrights, patents, and other similar rights to Buyer. Subject to Buyer's or Designated Operator's duty to promptly advise Embraer of any alleged copyright or patent infringement, Embraer shall indemnify, defend, protect and hold Buyer and each Designated Operator (including respective officers, controlling persons, employees and directors) harmless with respect to any claims, suits actions, judgments, liabilities, damages and costs, including reasonable attorney fees, made against it or them if the Aircraft or Spares with Embraer part numbers infringes copyright patents or the proprietary rights of others. In such event Embraer shall to the extent necessary and as promptly as possible at its sole option and expense either

      (i) procure for Buyer or its Designated Operator the right under patent to use the system, accessory or equipment or part;

      (ii) replace such system accessory, equipment or part with a non-infringing item or part of similar quality; or

      (iii) modify such system, accessory, equipment or part to make it non-infringing.

18.   MARKETING PROMOTIONAL RIGHTS

      Embraer shall have the right to show for marketing purposes, free of any charge, the image of the Aircraft, painted with Buyer's colors and emblems or the colors and emblems of any Designated Operator, affixed in photographs, drawings, films, slides, audiovisual works, models or any other medium of expression (pictorial, graphic, and sculptural works), through all mass communications media such as billboards, magazines, newspaper, television, movie, theaters, as well as in posters, catalogues, models and all other kinds of promotional material. In the event such Aircraft is sold to or operated by or for another company or person, Embraer shall be entitled to disclose such fact, as well as to continue to show the image of the Aircraft, free of any charge, for marketing purposes, either with the original or the new colors and emblems, unless otherwise notified by Buyer or Designated Operator, provided that such notification shall be subject to the reasonable satisfaction and agreement of Embraer. If accepted, said prohibition, however, shall in no way apply to the promotional materials or pictorial, graphic or sculptural works already existing or to any contract for the display of such materials or works already binding Embraer at the time of receipt of the notification. The provisions of this

      Article shall be included in all future sales or lease agreements concerning the Aircraft.

19.   TAXES

      Embraer shall pay all taxes arising from the sales subject of this Agreement, as may be imposed on the sale under Brazilian laws. All other taxes (but for any U.S. taxes on the income of Embraer or its affiliates and subsidiaries), impost, fees, withholding taxes, stamp taxes, documentary taxes and any other similar or dissimilar taxes, as well as any duties as may be imposed on the sale subject of this Agreement ("Taxes"), shall be borne by Buyer. Upon the request of either party, the other party shall execute and deliver to the requesting party any document reasonably necessary or desirable in connection with an exemption from, reduction of, or the contesting of the imposition of any Taxes.

20.   APPLICABLE LAW

      This Agreement, and the rights and obligations of the Parties hereunder, shall in all respects be governed by, and construed and interpreted in accordance with, the laws of the State of New York (excluding conflicts of law principles), and including all matters of construction, validity and performance.

21.   ARBITRATION

a. The Parties each irrevocably submit to the exclusive jurisdiction of arbitration and expressly and irrevocably waive its right to bring suit against the other party in any court of law except for the limited purposes of enforcing an arbitral award obtained with respect to a dispute, or for obtaining any injunctive, temporary or preventative order or similar order available to it under the laws of any jurisdiction for a breach or threatened breach by the other party of this Agreement which threatens irreparable damage.

b. Any dispute submitted for arbitration must be finally settled by binding and confidential arbitration according to the Rules of the American Arbitration Association (the "Rules"), except as may be modified by mutual agreement of Embraer and Buyer. The arbitration, including the rendering of the award, will be conducted by arbitrators (selected as set forth below) who are fluent in the English language. The arbitration proceeding will be conducted with discovery in accordance with the Federal Rules of Civil Procedure. The arbitrators will be appointed in accordance with the Rules except as otherwise provided for herein. The arbitration proceedings will take place in New York, New York, and will be conducted in the English language.

c. The Arbitrator will be selected as follows: within fifteen (15) Business Days of the referral of any matter to arbitration, each party will select an arbitrator. Thereafter, within fifteen (15) Business Days of each party's selection of an arbitrator, the two arbitrators selected by the Parties shall meet to select a mutually agreeable third arbitrator. In the event a party fails to select an arbitrator with in the time period specified above, the party that has timely complied with the selection of an arbitrator shall select a second arbitrator. These two arbitrators shall within seven (7) Business Days after the time in which the other party should have selected an arbitrator, meet to select a mutually agreeable third arbitrator. These three arbitrators shall comprise the arbitral panel and all arbitral proceedings shall be conducted in the presence of all three arbitrators.

d. If there is a dispute submitted to arbitration, any subsequent additional disputes referred for arbitration (including counterclaims between the parties) will be consolidated in the same arbitration proceeding.

e. The arbitral proceeding will not exceed one hundred (100) days commencing on the date the last arbitrator accepts his or her appointment. If the arbitral award is not issued within this time, then the arbitration proceeding will be automatically renewed for another one hundred (100) days. Evidence may not be taken in the arbitral proceeding except in the presence of both parties and all witnesses, if any , may be questioned by both parties. The only evidence which may be considered by the arbitrators in reaching their decision is that which is otherwise admissible in accordance with the then current United States Federal Rules of Evidence.

f. Any decision or award of the arbitrators must be based solely on the terms of this Agreement and the substantive governing law applicable to this Agreement. The decision of the arbitrators must be issued in writing with an explanation of its reasoning, and will be final and conclusive when issued. Judgment upon the award rendered in the arbitration may be entered and enforced by the Court specified in Article 21.g. hereof.

g. Each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the County of New York for purposes of enforcing any arbitral award or for other legal proceedings arising out of this Agreement or any transactions contemplated in this Agreement as provided for herein. However nothing contained in this Agreement shall be deemed to prevent either party from enforcing any decision of the United States District Court for the Southern District of New York sitting in the County of New York for purposes of enforcing or collecting any such award in any court or jurisdiction as such party deems necessary or prudent.

h. Each party shall bear its own costs and expenses of arbitration. The parties shall share equally the costs, expenses and fees of any arbitral panel designated pursuant to this Agreement.

22.   SOVEREIGN IMMUNITY, VENUE AND FORUM NON CONVENIENCE

      Embraer, under the laws of the United States or of any other jurisdiction affecting Embraer, is subject to private commercial law and suit, and is not entitled to (and hereby waives) sovereign immunity under any such laws, for its performance of its obligations under this Agreement. Embraer's performance of its obligations hereunder constitute commercial acts done for commercial purposes. The parties hereto furthermore waive to the extent permitted by law any objections to venue of the United States District Court for the Southern District of New York sitting in the County of New York for purposes of enforcing any arbitral award and any right or claim to any transfer or dismissal of any enforcement proceeding in the United States District Court for the Southern District of New York sitting in the County of New York on the grounds of forum non convenience.

23.   TERMINATION

      a. Should either party fail to comply partially or completely with its obligations hereunder, the other party shall be entitled to give notice of such failure and to require that such failure be remedied within the period specified in that notice, which period shall not be less than ten (10) days. Should such failure not be remedied within the period so specified, then the party who gave notice of such failure shall be entitled to terminate this Agreement. Should termination occur in accordance with the foregoing, the defaulting party shall pay to the non-defaulting party, as damages, an amount determined by agreement or by law. The foregoing provision shall not apply in any circumstance where a specific right of termination is available or will be available upon the expiration of a specific period of time whether or not such termination rights are exercised, except with respect to Buyer's right to terminate this Agreement in accordance with Article 23.b in case of termination for a Non-excusable delay of 90 days or longer as a result of Embraer's breach of Article 9.b.5 or termination of this Agreement in accordance with Article 23.b.1.

      b. Buyer shall have the right but not the obligation to terminate this Agreement in respect to the relevant Aircraft, upon the occurrence of any Excusable Delay in accordance with Article 9.a.4 of three hundred (300) days or longer, impossibility as provided for in
            Article 9.a.4, or any non-excusable delay in accordance with Article 9.b.1 of ninety (90) days or longer after such Aircraft Contractual Delivery Date, such right to be exercisable by notice from Buyer to Embraer to such effect no earlier than the three hundredth (300th), day, ninetieth (90th) day, or in the event of impossibility, reasonably thereafter, as applicable. Upon receipt of such notice of termination, Embraer shall, within five (5) Business Days after Embraer receives the notice referred to above, return to Buyer an amount equal to the amounts previously paid by Buyer relative to the relevant Aircraft with interest at the [*] in effect as of the time such amounts were paid, less the value of equipment previously delivered and services previously performed by Embraer specifically for Buyer, permitted assigns, and prospective assigns, with respect to such terminated Aircraft valued in accordance with Embraer's list price for such equipment and services at time of such termination in accordance with


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            this Article 23.b and not previously paid for by Buyer. In the event the equipment referred to above in the immediately preceding sentence has not been used, it may be returned to Embraer at the Buyer's sole cost and expense and subject to Embraer's reasonable right to inspect such equipment, and in the event of such return and acceptance of the condition of the equipment, the value of such returned equipment shall not be deducted from the amounts payable by Embraer as provided for above. No other penalty or indemnity shall be due from Embraer in this case, except in the case of a termination for a Non-Excusable Delay of 90 days or longer as a result of a breach of Article 9.b.5. In the event Embraer fails to return the deposits and progress payments with accumulated interest to Buyer as provided for herein, Embraer shall also pay to Buyer additional interest of one percent (1%) per month on such outstanding amounts not paid by Embraer from the date on which such payments were to have been made until receipt by Buyer.

      b.1 In the event that Embraer breaches the representations and warranties contained in Article 9.b.5 Buyer may terminate this entire Agreement and Embraer will return to the Buyer [*], permitted assigns, and prospective assigns with respect to such terminated Aircraft valued in accordance with Embraer's list price for such equipment and services at time of such termination in accordance with this Article 23.b.1 and not previously paid for by Buyer. In the event the equipment referred to above in the immediately preceding sentence has not been used, it may be returned to Embraer at the Buyer's sole cost and expense and subject to Embraer's reasonable right to inspect such equipment, and in the event of such return and acceptance of the condition of the equipment, the value of such returned equipment shall not be deducted from the amounts payable by Embraer as provided for above. In the event Embraer fails to return the deposits and progress payments with accumulated interest to Buyer as provided for herein, Embraer shall also pay to Buyer additional interest of [*] per month on such outstanding amounts not paid by Embraer from the date on which such payments were to have been made until receipt by Buyer. In addition to and not in lieu of this remedy the Buyer may seek to recover damages for breach of Article 9.b.5 pursuant to Article 23.a.

      c. If Buyer terminates this Agreement before an Aircraft Actual Delivery Date for any reason not attributable to Embraer's default under this Agreement or, if Embraer terminates this Agreement as to any Aircraft or in its entirety pursuant to Article 7.h. or Article 4.c., Buyer shall pay to Embraer the amount of all deposits and progress payments due and owing as of the date of such termination under this Agreement and shall indemnify Embraer for the value of equipment previously delivered and/or services previously performed by Embraer specifically for Buyer, permitted assigns, and prospective assigns, and for the reasonable costs and expenses of reconfiguring Aircraft for sale to another customer. Such costs and expenses shall be based on Embraer's then prevailing price list. For these


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            purposes Embraer may, in its sole discretion, retain all amounts previously paid by Buyer to apply as part of the payments of the damages resulting from such default on the part of Buyer.

      d. If Buyer terminates this Agreement in respect to an Aircraft or all Aircraft, as the case may be, pursuant to Articles 9.c or 11.h , Embraer, upon Buyer's request, shall within five (5) Business Days after Embraer receives the notice of termination referred to above, return to Buyer all amounts previously paid by Buyer with respect to the relevant Aircraft, with interest at the [*] in effect on the date of receipt of such amounts. No other penalty or indemnity shall be due from Embraer in this case. In the event Embraer fails to return the deposits and progress payments with accumulated interest to Buyer as provided for herein, Embraer shall also pay to Buyer additional interest of [*] per month on such outstanding amounts not paid by Embraer from the date on which such payments were to have been made until receipt by Buyer.

      e. In the case of a termination of this Agreement or as to any Aircraft, the indemnities set forth in Articles 17 and 25 of this Agreement and the warranty as provided for in Attachment C hereto and as such warranty may have been assigned pursuant to Article16.a with respect to any delivered Aircraft and Spares shall survive the termination of this Agreement or the termination of this Agreement with respect to one or more Aircraft.

24.   OPTION FOR THE PURCHASE OF ADDITIONAL EMB-145 AIRCRAFT

      Buyer shall have the option to purchase the Option Aircraft, to be delivered at a rate of one Aircraft every other month beginning March 2001 through May 2004, subject to the terms and conditions of this Article 24.

      The Option Aircraft shall be divided into four groups of five aircraft. The groups shall be referred to respectively as " Group One", " Group Two", " Group Three", and "Group Four". The groups shall be referred to collectively as the "Option Groups" and each may be referred to individually as an "Option Group".

      a.    INITIAL DEPOSIT A deposit of US [*]

      b. BASIC PRICE The unit basic price of each Option Aircraft shall be equal to the Basic Price, provided that such Option Aircraft be delivered to Buyer between March 2001 and May 2004 and in the same configuration, specification and installations specified in Attachment "A", as such attachment is written on the date of signature of this Agreement unless otherwise modified by the Parties and the costs for such changes shall be in addition to the Basic Price.

      c. ESCALATION The unit basic price of each relevant Option Aircraft shall be escalated according to [*]


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* Confidential
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      d.    DEPOSIT AND PROGRESS PAYMENTS The payment of the price specified in item "c" above, shall be made according to the following:

            1.    [*]

            2.    [*]

            3.    [*]

            4.    [*]

            5.    [*]

            6.    [*]

      e. CONFIRMATION OF GROUPS ONE AND TWO Buyer's options to purchase Option Group One and Option Group Two shall be confirmed on or before [*] specified above for the first Option Aircraft of that Option Group.


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* Confidential

      f. CONFIRMATION OF GROUPS THREE AND FOUR If Buyer confirms Group One and Group Two in accordance with item "e" above, Buyer shall receive an option to purchase Group Three. If Buyer confirms Group Three in accordance with this item "f" , Buyer shall receive an option to purchase Group Four. The delivery positions in Group Three and Group Four (the "Proposed Delivery Positions") are subject to availability until confirmed by Embraer in accordance with this item "f".

            1. If Buyer has satisfied the requirements of items "a" and "e" above and has notified Embraer in writing that it desires to confirm the relevant Option Group, no later than [*] in that Option Group, Embraer shall notify Buyer whether the Proposed Delivery Positions are available for the Option Group. This notice shall be referred to as the "Confirmation Notice" and shall be provided no later than [*]

            2. The Confirmation Notice shall offer either the Proposed Delivery Positions for the Option Group or other delivery positions. If the Confirmation Notice offers the Proposed Delivery Positions for the Option Group, or if Buyer accepts the other offered delivery positions within [*] after receipt of the Confirmation Notice, then the offered delivery positions shall immediately be removed from the market by Embraer, Buyer shall be deemed to have confirmed the Option Group, and the Option Aircraft in the Option Group shall be purchased pursuant to this Agreement.

      g. FAILURE TO CONFIRM; RETURN OF DEPOSIT If Buyer (i) fails to confirm an Option Group as provided in items "e" or "f" above, (ii) renounces its rights to receive any Option Group, or (iii) fails to obtain an option to purchase Group Three or Group Four, Buyer shall have no right to acquire Option Aircraft in that Option Group and the relevant portion of the deposit made according to item "d.1" above, if any, shall be refunded to Buyer within five (5) Business Days after Buyer's failure to confirm, renunciation of , or failure to obtain, an option to purchase the Option Group, with interest at the [*] commencing on the date such deposits were paid to Embraer, or at Buyer's option Embraer shall apply any amounts paid by Buyer to any amounts then due and owing to Embraer by Buyer. In the event Embraer fails to return the deposits with accumulated interest to Buyer as provided for herein, Embraer shall also pay to Buyer additional interest of [*] per month on such outstanding amounts not paid by Embraer from the date on which such payments were to have been made until receipt by Buyer.

      h. SERVICES The services Embraer will provide pursuant to Article 13 in regard to the Option Aircraft which will be delivered pursuant to this Article 24 shall be in accordance with Article 13.e.1 - 4 above, but such Services per Option Aircraft shall be limited to one
            (1) pilot Familiarization Program for up to [*] pilots per Option Aircraft, one (1) Maintenance Familiarization Course for up to [*]


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            qualified mechanics per Option Aircraft, and one (1) Flight
            Attendant Familiarization Course for up to [*] flight attendants per Option Aircraft.

25.   INDEMNITY

      Buyer agrees to indemnify and hold harmless Embraer and Embraer's officers, agents, employees and assignees from and against all liabilities, damages, losses, judgments, claims and suits, including costs and expenses incident thereto, which may be suffered by, accrued against, be charged to or recoverable from Embraer and/or Embraer's officers, agents, employees and assignees by reason of loss or damage to property or by reason of injury or death of any person (excluding Embraer's officers, directors, employees or agents) resulting from or in any way connected with the performance of services by employees, representatives or agents of Embraer for or on behalf of Buyer related to Aircraft delivered by Embraer to Buyer or a Designated Operator, including, but not limited to, technical operations, maintenance, and training services and assistance performed while on the premises of Embraer, a Designated Operator, or Buyer, while in flight on Buyer-owned Aircraft or while performing any other service, at any place, in conjunction with the Aircraft except to the extent caused by the gross negligence or willful misconduct of Embraer, its employees or agents.

26.   NOTICES

      All notices permitted or required hereunder shall be in writing in the English language and sent, by registered mail, express courier or facsimile, to the attention of the Sr. Manager - Contracts as to Embraer and of the President as to Buyer, to the addresses indicated below or to such other address as either party may, by written notice, designate to the other. In the event notice is issued by registered mail or express courier, it shall be deemed received on the day on which the party receiving such notice executes the delivery receipt . In the event notice is issued by facsimile, it shall be deemed received on the day on which the sender of such notice receives a facsimile confirmation receipt of such facsimile notice.

            a. Embraer:

            EMBRAER - Empresa Brasileira de Aeronautica S.A.
            Av. Brigadeiro Faria Lima, 2170
            12.227-901 Sao Jose dos Campos - SP
            BRAZIL
            Attention:
            Senior Manager, Contract Administration
            Telephone: (55-12)345-1410
            Facsimile: (55-12)345-1257

            b. Buyer


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* Confidential

         Solitair Corp.
         411 West Putnam Avenue, Suite 125
         Greenwich, CT  06830
         USA
         Attention: Frederick Simon, President
         Telephone: (203) 862-7011
         Facsimile: (203) 862-7490

         with copies to
         Wexford Management LLC
         411 West Putnam Avenue, Suite 125
         Greenwich, CT  06830
         USA
         Attention: Jay L. Maymudes, Principal and Chief Financial Officer
         Telephone: 203-862-7050
         Facsimile: 203-862-7350

27.   CONFIDENTIALITY

      Neither party shall have the right to disclose the terms of this Agreement except as required by law. To the fullest extent permitted by law, except as aforesaid, neither party shall disclose any portion of this Agreement or its Attachments, amendments or any other supplement, to any third party, other than to its accountants, attorneys, agents, consultants or permitted assignees without the other party's prior written consent, and any such accountants, attorneys, agents consultants or permitted assignees shall agree in writing to be bound by the terms of this Article 27. Without limiting the foregoing, in the event either party is legally required to disclose the terms of this Agreement, the parties agree to exert their reasonable best efforts to request confidential treatment of the clauses and conditions of this Agreement relevantly designated by either party as confidential. Notwithstanding the foregoing, nothing contained herein shall limit the ability of the Buyer (i) to disclose (a) information relating to the specifications of the Aircraft, (b) the delivery schedule relating to the Aircraft, or (c) copies of Attachments A, B, C, F, or G to the Agreement to any prospective buyer, lessor, assignee or any agent or broker with respect to any Aircraft, or (ii) to disclose, subject to a confidentiality agreement reasonably acceptable to Embraer, copies of relevant portions of this Agreement to any prospective lender with respect to any Aircraft (provided that such lender is a permitted lender pursuant to Article 16.b).

28.   INTEGRATED AGREEMENT

      All Attachments referred to in this Agreement and attached hereto are, by such reference and attachment, incorporated in this Agreement. This Agreement, including all Attachments and all amendments, modifications and supplements, is herein and hereinafter called the "Agreement" or the "Purchase Agreement".

29.   NEGOTIATED AGREEMENT

      This Agreement, including all of its Attachments, has been the subject of discussion and negotiation and is fully understood by the Parties, and the rights, obligations and other agreements of the Parties contained in this Agreement are the result of complete discussion and negotiation between the Parties.

30.   COUNTERPARTS

      This Agreement may be signed by the Parties in any number of separate counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which when taken together shall constitute one and the same instrument.

31.   ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement of the Parties with respect to the sale described as its subject and supersedes all previous and connected negotiations, representations and agreements between the Parties. This Agreement may not be altered, amended or supplemented except by a written instrument executed by the Parties.

32.   NO WAIVER

      Any party's forbearance from exercising any claim or remedy provided for herein shall not be deemed a waiver of such claim or remedy, and shall not relieve the other Party from the performance of such obligation at any subsequent time or from the performance of any of its other obligations hereunder.

33.   REPRESENTATIONS AND WARRANTIES

      A. Effective as of the date of this Agreement and as of the Actual Delivery Date of each Aircraft, Embraer represents and warrants that:

      1. Embraer is a corporation duly organized, validly existing and in good standing under the laws of Brazil, is the manufacturer of the EMB-145 LR Aircraft and has all necessary corporate power and authority to conduct the business in which it is currently engaged and to enter into and perform its obligations under this Agreement.

      2. Embraer has taken, or caused to be taken, all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

      3. The execution and delivery by Embraer of this Agreement, the performance by Embraer of its obligations hereunder and the consummation by Embraer of the transactions contemplated hereby, do not and will not (A) violate or conflict with any provision of the constitutional documents of Embraer, (B) violate or conflict with any law, rule, or regulation applicable to or binding on Embraer or
            (C) violate or constitute any breach or default (other than a breach or default that would not (x) result in a material adverse change to Embraer or (y) adversely affect Embraer's ability to perform any of its obligations hereunder),under any agreement, instrument or document to which Embraer is a party or by which Embraer or any of its properties is or may be bound or affected.

      4. The execution and delivery by Embraer of this Agreement, the performance by Embraer of its obligations hereunder and the consummation by Embraer of the transactions contemplated hereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (A) any trustee or other holder of any indebtedness or obligation of Embraer, (B) any national, state or municipal government regulatory, judicial, or administrative entity of competent jurisdiction, or (C) any other party.

      5. This Agreement has been duly authorized, executed and delivered by Embraer and, assuming the due authorization, execution and delivery hereof by the other Party constitutes the legal, valid and binding obligation of Embraer enforceable against Embraer in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

      6. Each of the foregoing representations and warranties shall survive the execution and delivery of this Agreement and any termination hereof.

      B Effective as of the date of this Agreement and as of the Actual Delivery Date of each Aircraft, Buyer represents and warrants that:

      1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to conduct the business in which it is currently engaged and to enter into and perform its obligations under this Agreement.

      2. Buyer has taken, or caused to be taken, all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

      3. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby, do not and will not (A) violate or conflict with any provision of the constitutional documents of Buyer, (B) violate or conflict with any law, rule, or regulation applicable to or binding on Buyer or (C) violate or constitute any breach or default (other than a breach or default that would not (x) result in a material adverse change to Buyer or (y) adversely affect Buyer's ability to perform any of its obligations hereunder),under any agreement, instrument or document to which Buyer is a party or by which Buyer or any of its properties is or may be bound or affected.

      4. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (A) any trustee or other holder of any indebtedness or obligation of Buyer, (B) any national, federal, state or local government regulatory, judicial, or administrative entity of competent jurisdiction (other than recordation of the Aircraft with FAA) or (C) any other party.

      5. This Agreement has been duly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the other Party constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

      6. Each of the foregoing representations and warranties shall survive the execution and delivery of this Agreement and any termination hereof.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers and to be effective as of the day and year first above written.

   EMBRAER - EMPRESA BRASILEIRA              SOLITAIR CORP.
      DE AERONAUTICA S.A.


By:_____________________________             By: /s/ Frederick Simon
                                                 -----------------------------
Name: __________________________             Name:  Frederick Simon
                                                   ---------------------------
Title: _________________________             Title: President
                                                    --------------------------


By:_____________________________

Name: __________________________

Title: _________________________

Date:___________________________             Date: 6/17/98
                                                   ---------------------------
Place:__________________________             Place: Greenwich, CT
                                                    --------------------------
Witness:________________________             Witness: /s/ Arthur Amron
                                                      ------------------------
Name:___________________________             Name: Arthur Amron
                                                   ---------------------------

--------------------------------------------------------------------------------
                     ATTACHMENT "A" WITH MODIFICATIONS FROM
                        AMENDMENT NO. 1, NO. 2 AND NO. 3
--------------------------------------------------------------------------------

                              NON OFFICIAL DOCUMENT
                                 REFERENCE ONLY

        AIRCRAFT SPECIFIC CONFIGURATION, FINISHING AND REGISTRATION MARKS

1.    STANDARD AIRCRAFT

      The Aircraft shall be manufactured according to the standard configuration specified in the Technical Description TD-145/010, dated January 1998 (Appendix I) (the "Technical Description") and the optional equipment described in item 2 below.

2.    OPTIONAL EQUIPMENT

      2.1   OPTIONS TO THE STANDARD AVIONICS CONFIGURATION

            a)    CAT-II
            b)    2nd Radio Altimeter
            c)    2nd DME
            d)    2nd ADF
            e)    2nd Transponder Mode S
            f)    Selcal - Trimble
            g)    FMS/GPS - Honeywell
            h)    EGPWS
            i)    VHF (1st and 2nd) 8,33 khz spacing


      2.2   OPTIONAL SYSTEM / OTHER EQUIPMENT

            a.    Thrust Reversers
            b.    LR version
            c.    Cockpit Floodlight
            d.    External Painting (with capability to be reverted to polished)
            e.    Service Door Sill Protection
            f.    Cargo Door Sill Protection
            g.    Cargo Door Light
            h.    Wiring provision on the panel lamps for Filament Test
            i.    Structural provision for 10(degree)rudder deflection
            j. Wiring provision for the nose landing gear door position indication in the EICAS
            k. Provision for warning of the selection of Flaps 22(degree)to take-off
            l. Provision for limitation of the hydraulic pressure on the speed brake actuator when the aircraft is above 200 knots
            m.    Plug type passenger door

                              NON OFFICIAL DOCUMENT
                                 REFERENCE ONLY

      2.3   INTERIOR OPTIONAL ITEMS

            a.    Interior Option 1
            b.    Audio Entertainment (CD player)
            c.    2nd Attendant kit (include Handset/Cradle)
            d.    Blue Sterile Light
            e.    Baggage Compartment Class C
            f. Standard main door with structural provisions for plug type door
            g.    Passenger Seats - Customized Cushion Version Top w/
                  Ultra-leather
            h.    Baggage Restraint Net
            i.    Extra Oxygen Mask (3 mask for each double seat)

3.    FINISHING

      a.    EXTERIOR FINISHING:

            The Aircraft shall be painted according to Buyer's or a Designated Operator's color and paint scheme which shall be supplied to Embraer by Buyer no later than six (6) months prior to the relevant Aircraft Contractual Delivery Date.

      b.    INTERIOR FINISHING:

            Buyer shall inform Embraer no later than seven (7) months prior to the relevant Aircraft Contractual Delivery Date of its choice of materials and colors of all and any item of interior finishing such as seat covers, carpet, floor lining on galley areas, side walls and overhead lining, galley lining and curtain. The above mentioned schedule for definition of interior finishing shall only be applicable if Buyer selects its materials from the choices offered by and available at Embraer. In case Buyer elects to use different materials and or patterns, such schedule shall be agreed between the Parties at the time of signature of this Purchase Agreement.

      If Buyer does not supply Embraer with the information in the time period as described in Article 3.a and 3.b, the Aircraft will be produced and will be made available for Buyer's inspection in the same condition of exterior and interior finishing as the first Aircraft.

4.    REGISTRATION MARKS

      The Aircraft shall be delivered to Buyer with the registration marks painted on them, which shall be supplied to Embraer by Buyer no later than ninety (90) days before each relevant Aircraft Contractual Delivery Date.

IF THERE IS ANY CONFLICT BETWEEN THE TERMS OF THIS ATTACHMENT "A" AND THE TERMS OF THE TECHNICAL DESCRIPTION, THE TERMS OF THIS ATTACHMENT "A" SHALL PREVAIL.

--------------------------------------------------------------------------------
                                 ATTACHMENT "B"
--------------------------------------------------------------------------------

                                FERRY EQUIPMENT,
                   SPARE PARTS POLICY AND LIST OF PUBLICATIONS

1.    FERRY EQUIPMENT

      If it is necessary for any ferry equipment to be installed by Embraer for the ferry flight between Brazil and the United States of America, Embraer may provide such equipment to Buyer, for a price to be agreed between the Parties. In this case, Buyer shall immediately upon its arrival remove such ferry equipment from the Aircraft and turn it over to Embraer in Brazil at Buyer's own expense.

      If Embraer provides any ferry equipment to Buyer and if such equipment is utilized, for any reason, or if such equipment is not returned by Buyer, in Embraer's sole judgment, complete and in perfect condition, Buyer shall fully indemnify Embraer for the value of such equipment, provided that in case of partial utilization of, or damage to any such equipment, the value to be charged shall be the price of a new complete set of equipment.

      In such case, the original equipment shall become the property of Buyer, and the above mentioned payment shall be made to Embraer by Buyer upon presentation of a sight draft by Embraer.

      The presence of an Embraer qualified crew member during the ferry flight on the way to Buyer's facilities, to act as second in command to assist in handling communication with Air Traffic Control (ATC) while overflying Brazilian airspace up to the last stop within Brazilian territory, shall depend on previous agreement between the Parties provided that written advance notice shall be given from Buyer to Embraer at least thirty (30) days prior to the date of such ferry flight.

2.    SPARE PARTS

      2.0   POLICY

            Embraer's spare parts policy is to provide the following categories of spares as specified in the respective Embraer publications and available to be purchased through Embraer:

            o     Line Replaceable Units (LRU's);
            o Parts to repair and overhaul components manufactured under Embraer specification to be used only on the EMB-145 Aircraft;
            o     Parts to line maintenance;
            o Parts to fulfill all maintenance tasks per maintenance manual and/or maintenance plan issued by Embraer;

            o     Embraer-made parts;
            o     Aircraft Ground Equipment (AGE);
            o Aircraft Ground Equipment spare parts manufactured under Embraer specifications;
            o     Special tools; and
            o     Bulk materials.

      2.1   INITIAL PROVISIONING

            The objective of the IPL is to provide Buyer with accurate technical data supplied by Embraer, in order to enable an adequate selection of spares, aiming to support initial scheduled maintenance, based upon operational parameters established by Buyer or a Designated Operator.

      2.2   PRE-PROVISIONING CONFERENCE

            If requested, Embraer will provide a qualified team to attend pre-provisioning conferences as necessary to discuss Buyer or a Designated Operator requirements and all points of the IPL. Such meeting shall be held at a mutually agreed upon time and place. On or before such pre-provisioning conference, Embraer shall provide Buyer with an initial list of recommended provisioning. Buyer and Embraer shall thereafter agree to the actual initial provisioning which shall be acquired by Buyer. For the first Firm Aircraft Buyer and Embraer shall agree on such initial provisioning on or before one hundred eighty (180) days prior to delivery of the first Firm Aircraft. For all other Aircraft to be delivered pursuant to this Agreement Buyer and Embraer shall agree on such initial provisioning on or before two hundred (200) days prior to delivery of each such Aircraft.

      2.3   DATA

            Initial provisioning data will be supplied to Buyer or a Designated Operator upon request.

            2.3.1 INITIAL PROVISIONING DATA: Embraer will supply initial provisioning data within a time period to be mutually agreed upon by both Party.

            2.3.2 PROVISIONING DATA REVISIONS: As requested, the IPL will have the data updated by incorporating engineering and price changes. Embraer will maintain a master copy of the IPL updated until ninety (90) calendar days after delivery of the last Aircraft of Buyer's Aircraft fleet.

      2.4   SPARE PARTS RECOMMENDATIONS

            Embraer will provide, if requested, a breakdown of recommended spare parts to support the components used during the Aircraft operation (inventory reprovisioning).

      2.5   DELIVERY OF SPARE PARTS

            Except for those spare parts referred to in item 2.4. above, Spare items (initial provisioning spare parts) are normally in inventory and available for delivery on the Aircraft Contractual Delivery Date. Nevertheless, delivery dates shall be those agreed between the Party in the relevant Purchase Agreement. Replenishment of Embraer made parts will be in accordance with the lead times quoted by Embraer. Embraer will deliver parts in FCA (Free Carrier - Incoterms
            1990) condition, at Sao Jose dos Campos, State of Sao Paulo, Brazil, or at any other port of clearance that may be chosen by Embraer and informed to Buyer.

      2.6   EMERGENCY SPARE PARTS SERVICE

            Embraer will maintain an emergency spare parts service, twenty four
            (24) hours a day, seven (7) days a week. Embraer will deliver in F.C.A. condition at Sao Jose dos Campos, State of Sao Paulo, Brazil, or at any other port of clearance that may be chosen by Embraer and informed to Buyer, spare parts in inventory needed for aircraft-on-ground (AOG) orders within twenty-four (24) hours after receipt. Embraer will notify Buyer (or Designated Operator) of the action taken to satisfy each emergency in accordance with the following schedule:

      --    AOG (Aircraft-on-Ground)                           within 4 hours
      --    Critical (imminent AOG or Work Stoppage)           within 24 hours
      --    Expedite (Less than published or quoted lead time) within 7 days

      2.7   CREDIT FOR SURPLUS SPARE PARTS

            Embraer offers to Buyer a "credit" program for certain surplus parts manufactured by Embraer and purchased according to the initial provisioning by Buyer and which were recommended in writing by Embraer limited to the quantities, part numbers and serial numbers (if applicable) identified in the relevant invoices. Such program will provide terms no less favorable than the following:

            2.7.1. Credit Program: During the period commencing four (4) years after delivery of the first Aircraft under the initial Purchase Agreement between Buyer and Embraer and ending five
                   (5) years after such delivery, Embraer will, upon receipt of a written request and subject to the exceptions and conditions in paragraphs 2.7.1.1; 2.7.1.2; 2.7.1.3 and
                   2.7.1.4. of this
                   section, offer a credit for new and unused spare parts manufactured by Embraer (i) which were ordered from Embraer by Buyer as initial provisioning for Aircraft in accordance with Embraer's recommendation; (ii) which have been supplied by Embraer under this Agreement and (iii) which are surplus to Buyer's needs. Such credit may be used toward the purchase of spare parts manufactured by Embraer, Technical Publications or Services offered by Embraer.

                   2.7.1.1. EXCEPTIONS: Embraer will not issue credits for spare parts which were purchased by Buyer in excess to or differently from the parts recommended in writing by Embraer to Buyer as initial provisioning for the Aircraft and for spare parts which have become obsolete or have been superseded by another part as a result of (i) Buyer's modification of an Aircraft for which the spare parts were purchased; (ii) Embraer design improvements (except for spare parts which have become obsolete because of a defect in design);
                              (iii) parts which are shelf-life limited; (iv) damaged parts; or (v) parts that were not properly stored.

                   2.7.1.2. CREDIT VALUES: The credit for each spare part to be issued by Embraer will be: (i) an amount equal to ninety percent (90%) of the invoice price of the spare part paid to Embraer or (ii) an amount equal to ninety percent (90%) of Embraer's price for the equivalent spare part at the time of the issue of credit, whichever is less.

                   2.7.1.3 DELIVERY OF SURPLUS SPARE PARTS: Spare parts for which a credit has been requested shall be redelivered by Buyer to Embraer with prepaid freight and insurance to Embraer's plant in Sao Jose dos Campos, SP, Brazil, or any other destination as Embraer may reasonably designate. All returned spare parts are subject to Embraer's quality control inspection and acceptance. All spare parts which are rejected by Embraer's quality control and/or are included in the exceptions set forth in paragraph 2.7.1.1 hereinabove, will be returned to Buyer at Buyer's expense, no credit being due in this case.

                   2.7.1.4 Credit Issue: After Embraer's acceptance of those items suitable for the credit program, under the terms of this Agreement, Embraer will notify the available credit amount to Buyer and provide all relevant information as to credit utilization.

      2.8.  PARTS EXCHANGE PROGRAM

            According to its prevailing availability, Embraer may offer an "exchange program" for repairable parts whenever the vendor does not have its own exchange program.

      2.9.  PARTS REPAIR PROGRAM

            For any repair required by Buyer or Designated Operator on any Embraer or vendor repairable item, Embraer may assist Buyer or Designated Operator to perform such repair in order to ensure the shortest turn around time (TAT).

      2.10. PRICING

            Embraer will maintain a spare parts price list updated periodically. Items not shown on the list will be quoted on request.

3.    LIST OF PUBLICATIONS

      As provided for in Article 15 of this Agreement, the technical publications covering operation and maintenance shall be delivered to Buyer in accordance with the following list:

                                                                   QTY
       TITLE                                                     (COPIES)
       -----                                                     --------
OPERATIONAL

1. [*]                                                               [*]
2. [*]                                                               [*]
3. [*]                                                               [*]
4. [*]                                                               [*]
5. [*]                                                               [*]
6. [*]                                                               [*]
7. [*]                                                               [*]
8. [*]                                                               [*]

MAINTENANCE - BASIC SET


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
9.  [*]                                                            [*]
10. [*]                                                            [*]
11. [*]                                                            [*]
12. [*]                                                            [*]
13. [*]                                                            [*]
14. [*]                                                            [*]
15. [*]                                                            [*]
16. [*]                                                            [*]
17. [*]                                                            [*]

MAINTENANCE SUPPLEMENTARY SET

18. [*]                                                            [*]
19. [*]                                                            [*]
20. [*]                                                            [*]
21. [*]                                                            [*]
22. [*]                                                            [*]
23. [*]                                                            [*]
24. [*]                                                            [*]
25. [*]                                                            [*]
26. [*]                                                            [*]

      (*)   One extra copy on board each Aircraft
      (**)  To be delivered by the suppliers directly to Buyer.

If Buyer elects not to take all or any one of the publications above mentioned, or revisions thereof, no refund or other financial adjustment of the Basic Price will be made since such publications are offered at no cost to Buyer as referred to in Article 15.a of the Purchase Agreement.


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

--------------------------------------------------------------------------------
                                 ATTACHMENT "C"
--------------------------------------------------------------------------------

                 WARRANTY CERTIFICATE - MATERIAL AND WORKMANSHIP

                                     EMB-145

1. Embraer, subject to the conditions and limitations hereby expressed, warrants each Aircraft as follows:

      a. For a period of thirty-six (36) months from the date of delivery of each Aircraft to the first Buyer, each Aircraft will be free from:

            - Defects in materials, workmanship and manufacturing processes in relation to parts manufactured by Embraer or by its subcontractors holding an Embraer part number;

            - Defects inherent to the design of the Aircraft and its parts designed or manufactured by Embraer or by its subcontractors holding an Embraer part number.

      b. For a period of twenty-four (24) months from the date of delivery of each Aircraft to the first Buyer, each Aircraft will be free from:

            - Defects in operation of vendor (Embraer's supplier) manufactured parts, not including the Engines, Auxiliary Power Unit (APU) and their accessories, as well as failures of mentioned parts due to incorrect installation or installation not complying with the instructions issued or approved by their respective manufacturers.

            - Defects due to non-conformity to the Technical Description Number TD 145 /010 dated January 1998 as may be amended by Buyer's Aircraft Technical Specification referred to in
                  Article 1.b of the Purchase Agreement of the Aircraft.

      Once the above mentioned periods have expired, Embraer will transfer to Buyer the original warranties issued by the vendors, if they still exist.

2. Embraer, subject to the conditions and limitations hereby expressed, warrants that:

      a. All spare parts which have been manufactured by Embraer or by its subcontractors holding an Embraer part number, and by vendors which will permit their particular identification and which have been sold by Embraer or its representatives will, for a period of twenty four
            (24) months from the date of delivery of such spares to Buyer, be free from defects of material, workmanship, manufacturing processes and defects inherent to the design of the above mentioned parts.

      b. All ground support equipment, which has been designed and manufactured by Embraer or by its subcontractors holding an Embraer part number and by vendors, not including Engines, APU and their accessories, and stamped with a serial number which will permit their particular identification and which have been sold by Embraer or its representatives will, for a period of twelve (12) months from the date of delivery to Buyer of said equipment, be free from malfunction, defect of material and manufacture.

      c. Each Aircraft is composed entirely of vendor parts and parts manufactured by Embraer and Embraer subcontractors, and the parts manufactured by Embraer and Embraer subcontractors shall have Embraer part numbers.

3. The obligations of Embraer as expressed in this warranty and as specified in Article 11.e are limited to replacement, repair or rework of the defective item, depending solely upon Embraer's own judgment, of the parts that are returned to Embraer or its representatives within a period of sixty (60) days after the occurrence of the defect, at Buyer's own expense (including but not limited to, freight, insurance, taxes and, customs duties), adequately packed, provided that such components are actually defective and that the defect has occurred within the periods stipulated in this certificate. Should the defective part not be shipped to Embraer within such sixty (60) days period, Embraer may in its sole discretion, deny the warranty claim. In the event that it is not practical in the international commercial transportation industry to return the part or component which is the subject of a warranty claim under this Attachment C, to Embraer, because of either its extremely large size or its relationship to the Airframe, then thirty (30) days after a defect is found in such structural component (hereafter referred to as "Structural Component"), Buyer shall send notice of such defect to Embraer and notwithstanding the above, Buyer shall not be obligated to return such Structural Component to Embraer. Embraer shall thereafter send an appropriate inspection team to Buyer's facilities to inspect the Structural Component for the alleged defect. In the event that Embraer in its sole judgment finds the Structural Component defective, it shall either repair, rework, or replace the defective Structural Component.

      Notification of any defect claimed under three (3) above must be given to Embraer within thirty (30) calendar days after such defect is found.

      Parts supplied to Buyer as replacement for defective parts are warranted for the balance of the warranty period still available from the original warranty of the exchanged parts. However, freight, insurance, taxes and other costs eventually incurred during the shipment to Embraer or its representative, re-installation and adjustments are Buyer's responsibility.

4. Embraer will accept no warranty claims under any of the circumstances listed below unless it can be demonstrated in accordance with the standards of the international aircraft manufacturing industry that such operation or maintenance or other circumstance did not cause the defect:

      a. When the Aircraft has been used in an attempt to break records, or subjected to experimental flights, or in any other way not in conformity with the flight manual or the airworthiness certificate, or subjected to any manner of use in contravention of the applicable aerial navigation or other regulations and rules, issued or recommended by government authorities of whatever country in which the aircraft is operated, when accepted and recommended by I.C.A.O.;

      b. When the Aircraft or any of its parts have been altered or modified by Buyer, without prior approval from Embraer or from the manufacturer of the parts through a service bulletin;

      c. Whenever the Aircraft or any of its parts have been involved in an accident, or when parts either defective or not complying to manufacturer's design or specification have been used;

      d. Whenever parts have had their identification marks, designation, seal or serial number altered or removed;

      e. In the event of negligence, misuse or maintenance services done on the Aircraft, or any of its parts not in accordance with the respective maintenance manual;

      f. In cases of deterioration, wear, breakage, damage or any other defect resulting from the use of inadequate packing methods when returning items to Embraer or its representatives.

5. The warranty hereby expressed does not apply to defects presented by expendable items, whose service life or maintenance cycle is lower than the warranty period, and to materials or parts subjected to deterioration.

6. The warranty hereby expressed is established between Embraer and the first Buyer, and it cannot be transferred or assigned to others, unless by written consent of Embraer, or as otherwise provided for pursuant to
      Article 16 of the Purchase Agreement of which this is an Attachment or
      Article 9 hereof.

7. THE WARRANTIES, OBLIGATIONS AND LIABILITIES OF Embraer AND REMEDIES OF Buyer SET FORTH IN THIS WARRANTY CERTIFICATE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND Buyer HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF Embraer AND ANY ASSIGNEE OF Embraer AND ALL

      OTHER RIGHTS, CLAIMS AND REMEDIES OF Buyer AGAINST Embraer OR ANY ASSIGNEE OF Embraer, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NON-CONFORMANCE OR DEFECT OR FAILURE OR ANY OTHER REASON IN ANY Aircraft OR OTHER THING DELIVERED UNDER THE PURCHASE AGREEMENT OF WHICH THIS IS AN ATTACHMENT, INCLUDING DATA, DOCUMENT, INFORMATION OR SERVICE, INCLUDING BUT NOT LIMITED TO:

      a.    ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS;

      b. ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE;

      c. ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OR OTHER RELATED CAUSES OF Embraer OR ANY ASSIGNEE OF Embraer, WHETHER ACTIVE, PASSIVE OR IMPUTED; AND

      d. ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY Aircraft, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO ANY Aircraft OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

8. No representative or employee of Embraer is authorized to establish any other warranty than the one hereby expressed, nor to assume any additional obligation, relative to the matter, in the name of Embraer and therefore any such statements eventually made by, or in the name of Embraer, shall be void and without effect.

9. Provided the provisions hereof are still effective in accordance with their terms, then Buyer may assign Buyer's rights pursuant to this warranty to any entity (but for entities or air carriers which are owned, effectively controlled or managed by any other airframe manufacturer which competes in the thirty seven (37) to seventy (70) seat turbo jet market ("Transferee")) provided Buyer notifies Embraer of the identity of such Transferee at least thirty (30) calendar days prior to such transaction. In the event such Transferees or Other Transferees (as defined herein) subsequently transfer any Aircraft or Spares, any Transferees' or Other Transferees' rights which remain pursuant to this Warranty with respect to such Aircraft and Spares may also be transferred to any other entity (but for entities or air carriers which are owned, effectively controlled or managed by any other airframe manufacturer which competes in the thirty seven (37) to seventy (70) seat turbo jet market) ("Other Transferees")) provided that the Transferees or Other Transferees notify Embraer of the identity of such other entity at least sixty (60) calendar days prior to such transaction.

--------------------------------------------------------------------------------
                                 ATTACHMENT "D"
--------------------------------------------------------------------------------

                                     EMB-145
                               ESCALATION FORMULA

                                       [*]


        [*]

        [*]

        [*]


        [*]

        [*]

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        [*]

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        [*]

        [*]

        [*]

        [*]

        [*]



        [*]

        [*]

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        [*]

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--------------------------------------------------------------------------------
                                 ATTACHMENT "E"
--------------------------------------------------------------------------------

                         DISPATCH RELIABILITY GUARANTEE

I.    Definitions

      a.    Available for Dispatch

            An Aircraft which is on the ground and cleared for dispatch by signature of the responsible maintenance personnel of the Specific Designated Operator, as defined in Article II.a of this Attachment E, at least half an hour before the scheduled departure time of the initial flight in any given day shall be deemed to be "available for dispatch".

      b.    Maintenance Interruption

            1. A Maintenance Interruption occurs when the malfunction of an item, or necessary checking and/or corrective actions, cause a flight not to be available for dispatch, or a flight delay exceeding 15 minutes.

            2. A Maintenance Interruption of any or all the flight legs of a multileg flight constitute only one interruption.

            3. To be accounted as a Maintenance Interruption, any reported malfunction, either verbal or written, must result in maintenance corrective action.

            4. A repetitive problem shall not be counted as a Maintenance Interruption. However, chronic failures due to design defect of Embraer-manufactured parts or vendor parts with Embraer part numbers shall be counted as Maintenance Interruptions.

      c.    Achieved Dispatch Reliability Percentage ("ADR")

            Achieved Dispatch Reliability Percentage ("ADR") is the actual dispatch reliability percentage obtained by the specific Designated Operator's fleet of Aircraft in regular revenue service.

            [*]

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                        [*]

II. Embraer, subject to the conditions and limitations expressed in this Attachment E, will guarantee the Aircraft's dispatch reliability percentage as follows Aircraft:

      a. This Dispatch Reliability Guarantee will be applicable only for Aircraft first operated by Chautauqua Airlines, Inc. (the "Specific Designated Operator") and only so long as the Aircraft are operated by the Specific Designated Operator.

      b. The average ADR for the first 12 months period after commencement of commercial operations of the first Aircraft shall be [*]. The average ADR for the second 12 months period after commencement of commercial operations of the first Aircraft shall be [*]. The average ADR for the third 12 month period after commencement of commercial operations of the first Aircraft shall be [*] The average ADR for the fourth 12 month period after commencement of commercial operations of the first Aircraft (the "Final Period") shall be [*] (collectively "GDR").

      c. In the event that the ADR any 12 month period referred to above is lower than GDR for the relevant period, Embraer shall diligently, after notification by Buyer:

            1. Develop and offer modification kits to improve ADR under conditions to be mutually agreed to by the Parties;

            2. Make recommendations concerning Specific Designated Operator's programs, publications and maintenance and operational policies to improve ADR; and

            3. Take all measures, as deemed necessary and appropriate by Embraer when vendor action does not provide the required improvement in the ADR.

      d. In the event that the average ADR at the end of any twelve month period described in paragraph II.b. above is lower than the GDR for such period, Embraer shall credit BUYER for Maintenance Interruptions calculated according to the following formula:

            [*]



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            In the event the average ADR at the end of any twelve month period described in paragraph II.b. above is greater than the GDR for such period, then the negative credit calculated according to the formula described above shall be carried over the calculation of the subsequent periods, in a cumulative way, in favor of Embraer.

            Buyer or Specific Designated Operator shall calculate measurements and submit them to Embraer within 60 days after the end of each 12-month period referred to in Article II a. of this Attachment E. Embraer and Buyer shall attempt to reach an agreement over the data within 60 days of the submission. Any achieved credit amount will be credited to Buyer 30 days after the Final Period data conciliation. Such credit may be used by Buyer only toward future purchases of Embraer sold spare parts or technical publications or services offered by Embraer, excluding training.

      e. This dispatch reliability guarantee is based upon the following assumptions provided by Specific Designated Operator, and any change to the assumptions shall be cause for reevaluation or adjustments of this guarantee in Embraer's sole discretion.

            UTILIZATION: [*]

      f.    The following elements are not covered under this guarantee:

            Interruptions of scheduled flights due to reasons other than Aircraft mechanical failures, including without limitation:

            -     Air Traffic Control

            -     Weather

            - Acts of God (i.e. natural disasters, floods and earthquakes, lightning strikes, bird strikes etc.).

            -     Accidents

            -     Incidents

            -     Negligence

            -     Force majeure

            -     Crew refusal

            - Optional equipment other than that identified on Attachment "A" to this Agreement


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            -     Operational delays not related to maintenance

            -     Passenger and/or baggage loading

            - Non-availability of spares or equipment, except when Buyer has followed Embraer's I.P. and continuous reprovisioning recommendations as provided for in paragraph II.e. hereof;

            -     Non-availability of personnel;

            - Operation interruptions or Maintenance Interruptions which could have been prevented if the Minimum Equipment List ("MEL") issued and/or approved by the local regulatory authority was followed

            - If the FAA grounds Specific Designated Operator's fleet, or one of Specific Designated Operator's Aircraft,

            - Maintenance problems caused by Specific Designated Operator's negligence or misuse of parts or Specific Designated Operator's failure to take all maintenance actions on the Aircraft as recommended in all applicable maintenance manuals

            - Maintenance problems involving Aircraft or parts that has/have been involved in an accident, or when parts either defective or not complying to manufacturer's design or specification have been used;

            - Maintenance problems involving parts that have had their identification marks, designation, seal or serial number altered or removed

            - Maintenance problem resulting from inadequate parking for shipment and storage.

            - Conditions that exist prior to dispatch which lead to a flight interruption and could have been prevented by maintenance prior to dispatch (including but not limited to worn, flat and cut tires, servicing (ATA Chapter 12), hard landing, dead batteries, and worn brakes).

III. The foregoing dispatch reliability guarantee is provided subject to Specific Designated Operator's adherence in all material respects to the following general conditions:

      a.    Airplane Operation

            Aircraft shall be operated in airline service in accordance with FAA regulations and as recommended by Embraer through the official and most updated Operations and Airplane Flight Manual. Specific Designated Operator shall have available one spare aircraft for each twenty Aircraft at all times.

      b.    Inspection Program

            The Aircraft shall be maintained in accordance with the most current EMB-145 MRB document and using the "A" and "C" checks intervals Specific Designated Operator's program must have provisions for escalating the checks intervals as soon as the FAA allows. Specific Designated Operator's program should also include the use of task cards to assist the maintenance personnel in performing inspection tasks.

      c.    Aircraft Manuals

            Specific Designated Operator shall keep a complete set of Embraer recommended manuals up-to-date and available to airline personnel for assisting them with the maintenance and operation of the Aircraft. A set of recommended manuals should be available at all maintenance bases (line or heavy) and shall be maintained with the latest revisions at all times.

      d.    MEL

            Specific Designated Operator shall keep its MEL up to date, with the most current issue.

      e.    Stocking Levels

            Specific Designated Operator shall stock and maintain Embraer and suppliers' reasonable recommended spare parts in inventory, throughout the guarantee period. There shall be a minimum inventory level at each line maintenance base along with the major parts being stored at the heavy maintenance facility. Embraer shall provide a list of recommended parts inventory to the Specific Designated Operator prior to delivery of the first Aircraft and within sufficient time for the Specific Designated Operator through Buyer to place an order with Embraer or the supplier. Specific Designated Operator shall annually provide an inventory list to Embraer which shows current stocking levels and the locations of all ERJ-145 parts, and Embraer will then make any recommendations on additional inventory if needed.

      f.    Parts Repair

            All shop repairs shall be performed in FAA certificated and authorized repair shops.

      g.    Staff Levels

            Specific Designated Operator shall have available reasonable staff to properly maintain the Aircraft during scheduled and unscheduled maintenance. This shall include, but not be limited to, mechanics, electricians, avionics specialists, inspectors, cleaners, ground personnel and flight crews licensed or certified by the FAA as required by appropriate FAA regulations.

      h.    Training

            Specific Designated Operator shall put and keep in place a training program approved by the FAA, which, at a minimum, shall include the following items:

            1.    Initial and recurrent training for pilots in the Aircraft;

            2. Initial and recurrent training for flight attendants in the Aircraft; and

            3. Initial and recurrent training for the maintenance staff (airframe, powerplant, electric avionics specialists) in the Aircraft.

                  Any maintenance specialist (engine, APU, avionics) will require suppliers' training.

                  Specific Designated Operator shall train to the above standards any new hired employee who will work in or on the Aircraft.

      i.    Aircraft Cleaning

            Specific Designated Operator shall keep the Aircraft reasonably clean, inside and out, by commercial airline standards at all times. This includes without limitation, the engines, wheel wells, nacelles, landing gear and flight control areas.

      j.    Service Bulletins

            When Embraer recommends that Specific Designated Operator implement a service bulletin which improves performance or dispatch reliability, enhances flight operations or decreases maintenance costs, without materially adversely impacting any of the foregoing, Embraer Customer Support Department shall contact Specific Designated Operator's Vice President of Maintenance, in writing, with recommendations that the service bulletin be complied with. Specific Designated Operator will schedule the Aircraft for incorporation of such service bulletin within three (3) months, but, subject to Embraer's agreement, may schedule it for incorporation during a maintenance check, so as to minimize interruption to scheduled service.

      k.    Ground Support Equipment

            Embraer shall provide Specific Designated Operator two lists of tooling and ground support equipment required to maintain the Aircraft which lists shall be subject to Specific Designated Operator's reasonable approval. One list will cover line maintenance bases while the other will apply to heavy maintenance facilities. Specific Designated Operator will be required to maintain these levels of required tooling and ground support equipment in good working order at all times.

      l.    Reliability Reporting

            Specific Designated Operator shall provide monthly to Embraer a complete Aircraft reliability report. This report shall include Aircraft total time and cycles, dispatch reliability, on-time performance, completion factor, pilot reports, schedule interruption description, and component removals. Shop finding reports and tear down reports (for each failure completed) by authorized agencies and SDR's with date, Aircraft registration, problem description, maintenance action, and part number and serial number of the components removed and installed shall be maintained by the Designated Operator and shall be provided to Embraer as requested. Specific Designated Operator shall use the ATA 100 chapter breakdown format for all reports.

      m.    Rejection

            Specific Designated Operator shall not unreasonably reject Embraer's recommendations/changes/solutions which in Embraer's opinion, would result in an improvement in Specific Designated Operator's dispatch reliability. Any such rejection shall be cause for re-evaluation or adjustment of this guarantee in Embraer's sole discretion.

      n.    Certification or Regulatory Changes

            The achieved maintenance interruption shall not take into account those interruptions which were originated by conformity to mandatory regulatory change.

      o.    Achieved Dispatch Reliability Review Meeting

            An Achieved Dispatch Reliability Review Meeting shall be scheduled , if necessary, and at the end of each six (6) month period of Specific Designated Operator's Aircraft operation. Representatives of Specific Designated Operator and Embraer shall participate in the meetings and will:

            1.    Review current Achieved Dispatch Reliability;

            2. Eliminate irrelevant or non-Aircraft-intrinsic interruption claims from computed cancellation rates; and

            3. Review Specific Designated Operator's compliance with Service Bulletins as required by Article III.j of this Attachment E, review disputed claims, and consider methods for improvement of Achieved Dispatch Reliability.

                  Specific Designated Operator shall permit Embraer access to all of its data which can be used in understanding and analyzing the dispatch reliability failure.

IV.   Suspension

      This guarantee shall be automatically suspended and shall not apply during the period of any labor disruption or dispute involving a significant work action which affects in whole or in part the Aircraft normal operation and maintenance.

V. Specific Designated Operator will not include in the calculation of the ADR Maintenance Interruptions occurring under any of the circumstances listed below:

      a. When the Aircraft has been used in an attempt to break records, or subjected


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            to experimental flights, or in any other way not in conformity with the flight manual or the airworthiness certificate, or subject to any manner of use in contravention of the applicable aerial navigation or other regulations or rules, issued or recommended by government authorities of whatever country in which the Aircraft is operated, when accepted and recommended by ICAO; and

      b. When the Aircraft or any of its parts has/have been altered or modified by Specific Designated Operator, without prior approval from Embraer or from the manufacturer of the parts through a service bulletin, provided such approval has not been unreasonably withheld.

VI. THE GUARANTEES, OBLIGATIONS AND LIABILITIES OF EMBRAER, AND REMEDIES OF BUYER SET FORTH IN THIS DISPATCH RELIABILITY GUARANTEE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER RIGHTS, CLAIMS, DAMAGES AND REMEDIES OF BUYER AGAINST EMBRAER OR ANY ASSIGNEE OF EMBRAER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY ACHIEVED DISPATCH RELIABILITY.

VII. The terms and conditions of this dispatch reliability guarantee do not alter, modify or impair, in any way, the terms and conditions of Attachment C (EMB-145 Aircraft WARRANTY CERTIFICATE) to this Agreement.

VIII. The guarantee hereby expressed is established between Embraer and Buyer and it cannot be transferred or assigned to others, unless by previous written consent of Embraer.

IX. As of condition of the guarantee hereby expressed, Specific Designated Operator shall execute a waiver consistent with Section VII of this Attachment E, in a form acceptable to Embraer.

--------------------------------------------------------------------------------
                                 ATTACHMENT "F"
--------------------------------------------------------------------------------

                FORM OF APPOINTMENT OF AUTHORIZED REPRESENTATIVE

      ______________ ("Buyer") hereby designates and appoints _________________
as the authorized representative of Buyer for the purpose of inspecting, reinspecting, and accepting delivery from EMBRAER-Empresa Brasileira de Aeronautica S.A.("Embraer"), on behalf of and in the name of Buyer, of the Embraer Model EMB-145 aircraft having Manufacturer's Serial No. 145___ (including the engines, appliances and parts installed thereon, the "Aircraft") and Spares, as defined in that certain Purchase Agreement GCT-025/98 between Buyer and Embraer dated June __, 1998, to be delivered by Embraer to Buyer pursuant to the Purchase Agreement Assignment to be dated as of or about ______ __, 199__ between Solitair Corp. and Buyer, including the authority to accept delivery of said Aircraft and Spares, and to execute and deliver any additional documents with respect to the delivery for said Aircraft and Spares in such form as such authorized representative executing the same shall deem appropriate.

Dated: __________ __, 199__

                                                 _______________________________


                                              By:_______________________________
                                                 Name:
                                                 Title:

The foregoing appointment
is hereby accepted

____________________________
Name:


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--------------------------------------------------------------------------------
                                 ATTACHMENT "G"
--------------------------------------------------------------------------------

                          FORM OF WARRANTY BILL OF SALE

KNOW ALL MEN BY THESE PRESENT THAT Embraer - Empresa Brasileira de Aeronautica S.A. ("SELLER"), a Brazilian company, whose address Av. Brigadeiro Faria Lima, 2170 - Putim, Sao Jose dos Campos, Sao Paulo, Brazil, is the owner of good and marketable title to that certain EMB-145 LR Aircraft bearing Manufacturer's Serial No. ___________, with all appliances, parts, instruments, appurtenances, accessories, furnishings and/or other equipment or property incorporated in or installed on or attached to said engine (hereinafter collectively referred to as the "Aircraft") purchased by Solitair Corp. ("BUYER") under the Purchase Agreement No. GCT-025/98, dated as of June __, 1998, including Attachments, Exhibits, Letters, Amendments and Agreements by and between SELLER and BUYER.

THAT for and in consideration of the sum of US$ 10.00 and other valuable consideration, receipt of which is hereby acknowledged, SELLER does this __________ day of __________, 1998, grant, convey, transfer, bargain and sell, deliver and set over to BUYER and unto its successors and assigns forever, all of SELLER's rights, title and interest in and to the Aircraft.

THAT SELLER hereby represents and warrants to BUYER, its successors and assigns:

(i) that SELLER has good and marketable title to the Aircraft and the good and lawful right to the Aircraft and the good and lawful right to sell the same; and

(ii) that good and marketable title to the Aircraft is hereby duly vested in BUYER free and clear of all claims, liens, encumbrances and rights of others of any nature. SELLER hereby covenants and agrees to defend such title forever against all claims and demands whatsoever.

This Full Warranty Bill of Sale is governed by the laws of the state of New York, United States of America.

IN WITNESS WHEREOF, SELLER has caused this instrument to be executed and delivered by its duly authorized officer and attorney in fact.

Date as of ____________________, 1998.

EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A.

By:    ___________________________
Name:  ___________________________
Title: ___________________________


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--------------------------------------------------------------------------------
                                 ATTACHMENT "H"
--------------------------------------------------------------------------------

                           FORM OF GUARANTY- ASSIGNEE

FOR VALUE RECEIVED, Solitair Corp., a corporation owned, managed, or effectively controlled by Wexford Management LLC and organized under the laws of Delaware ("Guarantor"), pursuant to Article 16 b. of that certain Purchase Agreement GCT-025/98 dated as of June __, 1998, among Solitair Corp. ("Buyer") and EMBRAER-Empresa Brasileira de Aeronautica S.A. ("Embraer"), as the same may be amended from time to time (the "Purchase Agreement"), does hereby unconditionally and irrevocably guarantee to Embraer (i) the due and punctual payment of each amount due and owing that ____(NAME)_____, as assignee of the Purchase Agreement from Buyer ("Assignee"), is or may become obligated to pay under and in accordance with the terms of the Purchase Agreement, and (ii) in the event of any nonpayment, Guarantor agrees to immediately pay, or cause such payment to be made, of such (such payment obligations of Assignee being herein referred to as the "Obligations"). Guarantor further agrees to pay all reasonable expenses (including, without limitations all reasonable fees and disbursements of counsel) that may be paid or incurred in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty. The obligations of Guarantor to make any payments hereunder shall be subject to the terms and conditions of the Purchase Agreement applicable to the Obligations.

Capitalized terms used but not defined herein shall have the respective meanings set forth in, and shall be construed and interpreted in the manner described in, the Purchase Agreement.

Guarantor hereby waives notice of acceptance of this Guaranty, and agrees that, in its capacity as a guarantor, it shall not be required to consent to, or to receive any notice of, any supplement to or amendment of, or waiver or modification of the terms of, the Purchase Agreement.

This Guaranty is being furnished to induce Embraer to execute an acknowledgement of assignment of the Purchase Agreement to Assignee.

Guarantor represents and warrants that, as of the date hereof:

a. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to conduct the business in which it is currently engaged and to enter into and perform its obligations under this Guaranty.

b. Guarantor has taken, or caused to be taken, all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

c. The execution and delivery by Guarantor of this Guaranty, the performance by Guarantor of its obligations hereunder and the consummation by Guarantor of the transactions contemplated hereby, do not and will not (A) violate or conflict with any provision of the certificate of incorporation or by-laws of Guarantor, (B) violate or conflict with any law, rule, or regulation applicable to or binding on Guarantor or (C) violate or constitute any breach or default (other than a breach or default that would not (x) result in a material adverse change to Guarantor or (y) adversely affect Guarantor's ability to perform any of its obligations hereunder) under any agreement, instrument or document to which Guarantor is a party or by which Guarantor or any of its properties is or may be bound or affected.

d. The execution and delivery by Guarantor of this Guaranty, the performance by Guarantor of its obligations hereunder and the consummation by Guarantor of the transactions contemplated hereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (A) any trustee or other holder of any indebtedness or obligation of Assignee, (B) any national, federal, state or local government regulatory, judicial, or administrative entity of competent jurisdiction, or (C) any other party.

e. This Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

f. Each of the foregoing representations and warranties shall survive the execution and delivery of this Guaranty.

No failure or delay or lack of demand, notice or diligence in exercising any right under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Guaranty.

This Guaranty is an absolute, unconditional and continuing guaranty of payment and not of collection. Guarantor waives any right to require that any right to take action against Assignee be exhausted or that resort be made to any security prior to action being taken against Guarantor.

In the event that this Guaranty or the Purchase Agreement shall be terminated, rejected or disaffirmed as a result of bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceedings with respect to Assignee, Guarantor's obligations hereunder to Embraer shall continue to the same extent as if the same had not been so terminated, rejected or disaffirmed. Guarantor shall and does hereby waive all rights and benefits that might , in whole or in part, relieve it from the performance of its duties and obligations by reason of any proceeding as specified in the preceding sentence, and Guarantor agrees that it shall be liable for all sums guaranteed, in respect of and without regard to, any modification, limitation or discharge of the liability of Assignee that may result from any such proceedings and notwithstanding any stay, injunction or other prohibition issued in any such proceedings. Furthermore, the obligation of Guarantor hereunder will not be discharged by: (a) any extension or renewal of any obligation of Assignee under the Purchase Agreement; (b) any modification of, or amendment or supplement to, any such Purchase Agreement; (c) any furnishing or acceptance of additional security or any release of any security; (d) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to Assignee; (e) any change in the structure of the Assignee, any change in ownership of the shares of capital stock of Guarantor or Assignee or any merger or consolidation of either thereof into or with any other person; (f) any assignment, transfer, sublease or other arrangement by which Assignee transfers or loses control of the use of the Aircraft or any part thereof; or (g) any other occurrence whatsoever, except payment in full of all amounts payable by Assignee under the Purchase Agreement and performance in full of all the Obligations in accordance with the terms and conditions of the Purchase Agreement.

Guarantor understands and agrees that its obligations hereunder shall be continuing, absolute and unconditional without regard to, and Guarantor hereby waives any defense to, or right to seek a discharge of, its obligations hereunder with respect to; (a) the validity, legality or enforceability of the Purchase Agreement, any of the Obligations or any collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by Embraer; (b) any defense, setoff or counterclaim (other than a defense of payment, performance (including payment or performance attributable to a right of setoff provided for in the Purchase Agreement that may at any time be available to or be asserted by Assignee) or breach by either party to the Purchase Agreement until such breach is resolved under the terms of the Purchase Agreement); or (c) any other circumstances whatsoever (with or without notice to or knowledge of Assignee or Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of Assignee or the Obligations, or of Guarantor under this Guaranty, in bankruptcy or in any other instance.

Notwithstanding any payment or payments made by Guarantor hereunder or any set off or application of funds of Guarantor by Embraer, Guarantor shall not be entitled to be subrogated to any of the rights of Embraer against Assignee or any collateral, security or guaranty or right of set off held by Embraer for the payment of the Obligations, nor shall Guarantor seek or be entitled to seek any reimbursement from Assignee in respect of payments made by Guarantor hereunder, until all amounts and performance owing to Embraer by Assignee on account of the Obligations are paid and performed in full. The obligations of Guarantor hereunder shall be automatically reinstated if and to the extent that any payment by or on behalf of Assignee in respect of any of the

Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations as a result of any proceedings in bankruptcy or reorganization or similar proceedings and Assignee agrees that it will reimburse such holders on demand for all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) incurred by such holders in connection with such rescission or restoration.

Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

This Guaranty shall be binding upon the successors and assigns of Guarantor; provided, that no transfer, assignment or delegation by Guarantor, other than a transfer, assignment or delegation by operation of law, without the consent of Embraer, shall release Guarantor from its liabilities hereunder. Subject to the second preceding paragraph, this Guaranty shall terminate and be of no further force and effect upon the performance and observance in full of the Obligations.

All notices, requests and demands to or upon Guarantor or any beneficiary shall be mailed in accordance with the terms of Article 34 of the Purchase Agreement. Guarantor hereby agrees to be bound as if it were the Assignee by the provisions of Articles 20, 21, 23, and 25 of the Purchase Agreement, which are incorporated herein by reference as if fully set forth herein.

Dated: _____ __,  199__

SOLITAIR CORP.


By:  _______________________________
     Name:
     Title: